Exhibit 10.2

NATIONAL BEEF PACKING COMPANY, LLC

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

DATED AS OF JUNE 5, 2018

i

(continued)

	5.7	Regulatory Allocations	21

	5.8	Tax Allocations	21

	5.9	Imputed Tax Underpayment	23

6.	STATUS, RIGHTS AND POWERS OF MEMBERS AND CERTAIN MEMBER AGREEMENTS		23

	6.1	Limited Liability	23

	6.2	Return of Distributions of Capital	23

	6.3	No Management or Control	23

	6.4	Specific Limitations	24

	6.5	Member Voting	24

	6.6	Required Consents; Modification of Unit Terms	24

	6.7	Restrictions on Member Competition	24

	6.8	Agreement for NBPCo to Negotiate Certain Requirements Contracts in Good Faith	27

	6.9	Agreement Regarding NBPCo Waiver of Right of Set-off	27

	6.10	Contracts with Managers or their Affiliates	27

	6.11	Member Compensation; Expenses; Loans	27

7.	DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES AND DUTIES OF THE BOARD OF MANAGERS		28

	7.1	Board of Managers	28

	7.2	Managers	28

	7.3	Number and Designation Rights	29

	7.4	Voting and Act of the Board of Managers; Actions Requiring Jefferies Consent; Action without a Meeting	30

	7.5	Tenure	30

	7.6	Resignation	30

	7.7	Removal	30

	7.8	Vacancies	31

	7.9	Meetings	31

	7.10	Notice	31

	7.11	Waiver	31

	7.12	Quorum; Attendance by Proxy	31

	7.13	Compensation	32

(continued)

	7.14	Authority of Board of Managers	32

	7.15	Reliance by Third Parties	33

8.	DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES AND DUTIES OF OFFICERS AND AGENTS		33

	8.1	Officers, Agents	33

	8.2	Election	33

	8.3	Tenure	33

	8.4	Chairman of the Board of Managers, Chief Executive Officer, President and Vice President	34

	8.5	Chief Financial Officer	34

	8.6	Secretary and Assistant Secretaries	34

	8.7	Vacancies	34

	8.8	Resignation and Removal	34

	8.9	Compensation	35

	8.10	Certain Actions Requiring Board of Managers Consent	35

9.	BOOKS, RECORDS, ACCOUNTING AND REPORTS		36

	9.1	Books and Records	36

	9.2	Delivery to Member, Inspection; etc.	37

	9.3	Accounting; Fiscal Year	37

	9.4	Reports	37

	9.5	Filings	38

	9.6	Non-Disclosure	39

	9.7	Restrictions on Receipt	40

10.	TAX MATTERS		40

	10.1	Tax Matters Member	40

	10.2	Partnership Representative	41

	10.3	Tax Returns	43

	10.4	Tax Elections	43

	10.5	Tax Information	44

11.	TRANSFER OF INTERESTS		44

	11.1	Transfer	44

	11.2	Permitted Transferees	45

(continued)

	11.3	Transfer Requirements	45

	11.4	Consent	46

	11.5	Withdrawal of Member	46

	11.6	Noncomplying Transfers Void	46

	11.7	Amendment of Exhibit A	46

	11.8	Limited Interests	46

	11.9	Permitted Financing Pledge	46

	11.10	Member Bankruptcy Events	47

12.	RIGHT OF FIRST OFFER; TAG-ALONG RIGHTS; LIQUIDITY OPTION		47

	12.1	Right of First Offer	47

	12.2	Rights of First Refusal	48

	12.3	Tag-Along Rights	49

	12.4	Miscellaneous	51

	12.5	Liquidity Options	53

13.	DISSOLUTION OF COMPANY		57

	13.1	Termination of Membership	57

	13.2	Events of Dissolution	57

	13.3	Liquidation	57

	13.4	No Action for Dissolution	58

	13.5	No Further Claim	58

14.	INDEMNIFICATION		58

	14.1	General	58

	14.2	Exculpation	58

	14.3	Persons Entitled to Indemnity	59

	14.4	Procedure Agreements	59

	14.5	Duties of Board of Managers	59

	14.6	Interested Transactions	59

	14.7	Fiduciary and Other Duties	59

15.	REPRESENTATIONS AND COVENANTS BY THE MEMBERS		60

	15.1	Investment Intent	60

	15.2	Securities Regulation	61

	15.3	Knowledge and Experience	61

(continued)

	15.4	Economic Risk	61

	15.5	Binding Agreement	61

	15.6	Tax Position	61

	15.7	Information	61

	15.8	Licenses and Permits	61

16.	COMPANY REPRESENTATIONS		61

	16.1	Duly Formed	61

	16.2	Valid Issue	62

17.	AMENDMENTS TO AGREEMENT		62

	17.1	Amendments	62

	17.2	Corresponding Amendment of Certificate	62

	17.3	Binding Effect	62

18.	GENERAL		62

	18.1	Successors; Delaware Law; Etc.	62

	18.2	Notices, Etc.	63

	18.3	Execution of Documents	63

	18.4	Consent to Jurisdiction	64

	18.5	Waiver of Jury Trial	64

	18.6	Specific Enforcement; Remedies; Waiver	64

	18.7	Severability	65

	18.8	Table of Contents, Headings	65

	18.9	No Third Party Rights	65

v

(continued)

EXHIBIT A	Members and Units

EXHIBIT B	Matters Requiring Jefferies/NBM Approval

NATIONAL BEEF PACKING COMPANY, LLC

THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY

AGREEMENT

This Third Amended and Restated Limited Liability Company Agreement (this “Agreement”) of National Beef Packing Company, LLC, a Delaware limited liability company (the “Company”), is entered into as of June 5, 2018 (the “Effective Date”), by and among the Company, Jefferies Financial Group Inc. (f/k/a Leucadia National Corporation), a New York corporation (“Jefferies”), NBM US Holdings, Inc., a Delaware corporation (“NBM”), U.S. Premium Beef, LLC, a Delaware limited liability company (“USPB”), NBPCo Holdings, LLC, a South Dakota limited liability company (“NBPCo”), and TMK Holdings, LLC, a Missouri limited liability company (“New Kleinco”). Jefferies, USPB, NBPCo and New Kleinco are referred to herein as the “Minority Members”.

RECITALS

WHEREAS, Farmland National Beef Packing Company, L.P., a Delaware limited partnership (the “Partnership”), was organized under and in accordance with the provisions of the Delaware Revised Uniform Limited Partnership Act (the “Partnership Act”) by the filing of a Certificate of Limited Partnership with the Secretary of State of the State of Delaware on March 30, 1993, which was amended from time to time to reflect changes in the names and addresses of the general partners, and to reflect the change of name from National Beef Packing Company, L.P. to Farmland National Beef Packing Company, L.P., and the Partnership was most recently governed by a Third Amended and Restated Agreement of Limited Partnership, dated as of December 1, 1997, as amended by amendments dated February 3, 1998, and May 3, 2000;

WHEREAS, the Partnership was converted (the “Conversion”) to the Company as the result of a statutory conversion of the Partnership under Section 18 214 of the Act (as defined herein) and Section 17 219 of the Partnership Act as of August 6, 2003, and in connection with the Conversion, the Company previously entered into Liability Company Agreement of the Company, dated as of August 6, 2003 (the “Original Agreement”);

WHEREAS, the Original Agreement was amended and restated by that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 30, 2011 (the “First Amended Agreement”);

WHEREAS, the First Amended Agreement was amended and restated by that certain Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 30, 2011 (the “Second Amended Agreement”);

WHEREAS, pursuant to the Second Amended Agreement, (a) it was previously contemplated that the Company would transfer to National Beef Pennsylvania, LLC (“Pennsylvania LLC”) all of the Company’s tangible and intangible assets located in the Commonwealth of Pennsylvania in exchange for 100% of the membership interests of Pennsylvania LLC, and (b) Pennsylvania LLC was a party to the Second Amended Agreement for purposes of certain transfer provisions contained therein related to such contemplated transfer;

WHEREAS, the contemplated transfer to Pennsylvania LLC was never consummated and Pennsylvania LLC was subsequently dissolved pursuant to a certificate of cancellation filed with the Secretary of State of the State of Delaware on October 22, 2013;

WHEREAS, as contemplated by that certain Purchase and Sale Agreement, dated as of April 9, 2018 (the “Purchase Agreement”), by and among Jefferies, NBPCo Holdings, LLC, the Company, NBM, and the NBM Ultimate Parent (as defined below) the Minority Members have, immediately prior to the execution hereof, transferred 5,448.40 Units of the Company to NBM;

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, the Company and the Minority Members desire to amend and restate the Second Amended Agreement as of the Effective Date to provide for, among other things, the admission of NBM as a member of the Company, the management of the business and affairs of the Company, the allocation of profits and losses among the Members and the respective rights and obligations of the Members to each other and to the Company; and

WHEREAS, as of the Effective Date, this Agreement shall amend, restate and supersede in all respects, the Second Amended Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged by each party hereto, the Members agree as follows:

1.	DEFINITIONS

For purposes of this Agreement: (a) references to “Articles,” “Exhibits” and “Sections” are to Articles, Exhibits and Sections of this Agreement unless explicitly indicated otherwise, (b) references to statutes include all rules and regulations thereunder, and all amendments and successors thereto from time to time; and (c) the word “including” shall be construed as “including without limitation.”

“Accredited Investor” has the meaning defined in Regulation D under Section 4(2) of the Securities Act.

“Act” means the Delaware Limited Liability Company Act (6 Del. C. § 18 101, et seq.).

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)                credit to such Capital Account any amounts that such Member is deemed to be obligated to restore pursuant to the penultimate sentence of each of Regulations Sections 1.704-2(i)(5) and 1.704-2(g)(1); and

(b)                debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied by the Board of Managers consistently therewith.

“Adjustment Year” means: (a) in the case of an adjustment pursuant to the decision of a court, the Company’s taxable year in which the decision becomes final, (b) in the case of an administrative adjustment request, the Company’s taxable year in which the administrative adjustment is made or (c) in any other case, the Company’s taxable year in which the notice of final partnership adjustment is mailed.

“Affiliate” means with respect to any specified Person, any Person that directly or through one or more intermediaries Controls or is Controlled by or is under common Control with the specified Person.

“Agreement” is defined in the preamble hereto.

“Aggregate Units” means, as to each Member on the Effective Date of this Agreement, the number of Units held by such Member on the Effective Date of this Agreement, together with any additional Units subsequently acquired by such Member.

“Annual Trigger” is defined in Section 12.5.1(b)(i).

“Asset Value” of any property of the Company means its adjusted basis for federal income tax purposes unless:

(a)        the property was accepted by the Company as a contribution to capital at a value different from its adjusted basis, in which event the initial Asset Value for such property shall mean the gross fair market value of the property agreed to by the Company and the contributing Member; or

(b)        as a consequence of the issuance of additional Units or the redemption of all or part of the Interest of a Member, the property of the Company is revalued in accordance with Section 4.3.

As of any date, references to the “then prevailing Asset Value” of any property shall mean the Asset Value last determined for such property less the depreciation, amortization and cost recovery deductions taken into account in computing Net Profit or Net Loss in fiscal periods subsequent to such prior determination date.

“Assignee” is defined in Section 11.9.

“Base Tax Rate” is defined in Section 5.2.1.

“Board of Managers” means the board of managers of the Company elected and determined in accordance with Article 7.

“Business Day” means any day other than: (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in New York, New York or São Paulo, State of São Paulo, Brazil are authorized or required to be closed.

“Call Date” is defined in Section 12.5.2(b).

“Call Election Period” is defined in Section 12.5.2(b).

“Call Member(s)” is defined in Section 12.5.2(a).

“Call Notice” is defined in Section 12.5.2(a).

“Call Units” is defined in Section 12.5.2(a).

“Capital Account” is defined in Section 4.2.

“Capital Contribution” means with respect to any Member, the sum of (a) the amount of money plus (b) the fair market value of any other property (net of liabilities assumed or to which the property is subject) contributed to the Company with respect to the Interest held by such Member pursuant to this Agreement.

“Cattle Agreement Trigger” is defined in Section 12.5.1(b)(ii).

“Cattle Purchase and Sale Agreement” means the Cattle Purchase and Sale Agreement dated as of December 30, 2011 by and among the Company and USPB.

“Certificate of Conversion” means the certificate of conversion of the Partnership to a limited liability company, and any amendments thereto and restatements thereof filed on behalf of the Company with the Delaware Secretary of State pursuant to Section 18 214 of the Act.

“Certificate of Formation” means the certificate of formation of the Company, and any amendments thereto and restatements thereof, filed on behalf of the Company with the Delaware Secretary of State pursuant to Sections 18 214 and 18 201 of the Act.

“COC Trigger” is defined in Section 12.5.1(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” is defined in the preamble hereto.

“Company Minimum Gain” has the meaning ascribed to the term “partnership minimum gain” set forth in Regulations Section 1.704-2(b)(2) and 1.704-2(d), substituting the term “Company” for the term “partnership” as the context requires.

“Competing Business” means, other than as set forth in Section 6.7(b)(vii), any business or Person that is engaged, directly or indirectly, anywhere in the world in one or more of the following businesses: cattle slaughter, beef processing, beef packaging, including for the case ready and portioned beef market, retail or wholesale marketing of beef, or hide tanning.

“Competing Facility” means, other than as set forth in Section 6.7(b)(vii), any cattle slaughtering facility, any beef processing or beef packaging facility, any retail or wholesale beef marketing operation or any hide tanning facility owned by a Competing Business anywhere in the world.

“Confidential Information” is defined in Section 9.6.1

“Control” (including the terms “Controlling”, “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Conversion” is defined in the recitals hereto.

“Credit Documents” means (a) the First Amendment to Third Amended and Restated Credit Agreement, dated as of March 30, 2018, by and among the Company and the lenders and agents party thereto, amending the Third Amended and Restated Credit Agreement, dated as of June 9, 2017, by and among the Company and the lenders and agents party thereto, and all related documents and any refinancing thereof, and (b) any other loan document or arrangement and any refinancing thereof.

“Distribution” means cash or property (net of liabilities assumed or to which the property is subject) distributed to a Member in respect of the Member’s Interest.

“Effective Date” is defined in the preamble hereto.

“Enforcement Notice” is defined in Section 12.5.1(b).

“Excess Cash”, for any given year, means the amount equal to (a) the net operating profit after tax and Tax Distributions for such year, plus (b) all amortization, depreciation and other non-cash charges incurred during such year, less (c) all capital expenditures incurred during such year, less (d) all interest and required principal payments made during such year pursuant to the Credit Documents, plus or minus (e) without duplication, all changes in net working capital during such year, each as determined in accordance with GAAP.

“Fair Value” is defined in Section 12.5.3(c).

“First Amended Agreement” is defined in the recitals hereto.

“Fiscal Year” means the fiscal year of the Company, which shall be the Company’s taxable year as determined under Regulations Section 1.441-1 or Section 1.441-2 and the Regulations under Section 706 of the Code, which is the taxable year ending on the last Saturday of December, or such other Fiscal Year as determined by the Board of Managers.

“GAAP” means generally accepted accounting principles in effect in the United States of America from time to time.

“Governance Rights” means the rights of a Member or with respect to an Interest, or benefits accorded to such Member or with respect to such Interest, pursuant to Section 3.6 (Additional Issuances of Units), Section 6.5 (Member Voting), Section 6.6 (Required Consents; Modification of Unit Terms), Section 7.3 (Number and Designation Rights), Section 7.4 (Voting and Act of the Board of Managers; Actions Requiring Jefferies Consent; Action without a Meeting), Article 9 (Books, Records, Accounting and Reports), Section 12.3 (Tag-Along Rights), and Section 12.5 (Liquidity Option); provided, however, that the obligations of such Member or with respect to such Interest in such designated sections or otherwise in this Agreement shall not be included in the definition of “Governance Rights.”

“Guarantees” means the guarantees by the NBM Ultimate Parent and NBM with respect to the obligations of NBM in Section 12.5.

“Imputed Tax Underpayment” is defined in Section 5.9.

“Indemnified Persons” is defined in Section 14.1.

“Insufficient Rated Party” means any Person that is rated below “BBB-” by S&P or “Baa3” by Moody’s, as such ratings are composed as of the Effective Date, or any equivalent successor rating.

“Initiating Seller” is defined in Section 12.3.1, for the purposes of Section 12.3.

“Interest” means, with respect to any Member as of any time, such Member’s limited liability company interest in the Company, together with such Member’s rights and obligations with respect thereto set forth in this Agreement.

“IRS Adjustment” is defined in Section 10.2.3.

“Klein” means Timothy M. Klein.

“Klein Separation Trigger” is defined in Section 12.5.1(b)(ii).

“Jefferies” means Jefferies Financial Group Inc. (f/k/a Leucadia National Corporation) so long as it holds any Units and thereafter shall mean the Permitted Transferee of Jefferies holding the most Units of all the Permitted Transferees of Jefferies.

“Jefferies Manager” is defined in Section 7.3(a)(i).

“Lock Up Period” means the period commencing on the Effective Date and ending on the 5th anniversary of the Effective Date.

“Lock Up Period Early Termination Date” means the date on which Marcos Antonio Molina dos Santos ceases to serve as a director (conselheiro) of NBM Ultimate Parent.

“Manager” means any Person that is a member of the Board of Managers.

“Member Consent” means the approval, voting by Units held by the Members, of the Members holding a majority of the outstanding Units, excluding Units owned and voting by NBM or Jefferies or of their respective Affiliates; provided that if a Member is disproportionately adversely affected by any action requiring Member Consent compared to other Members (other than NBM or Jefferies or of their respective Affiliates), such Member’s consent shall also be required.

“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined under Regulations Section 1.704-2(b)(4), substituting the term “Member” for the term “partner” as the context requires.

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each “Member Nonrecourse Debt” equal to the Company Minimum Gain that would result if the Member’s Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” means “partner nonrecourse deductions” as defined in Regulations Section 1.704-2(i)(1) and (2), substituting the term “Member” for the term “partner” as the context requires.

“Members” means the Persons listed as members on Exhibit A and any other Person that both acquires an Interest in the Company and is admitted to the Company as a Member.

“Minority Members” is defined in the Preamble hereto.

“Moody’s” means Moody’s Investors Service, Inc.

“Named Competitors” means those Persons identified in the letter agreement, dated as of June 5, 2018 among NBM and the Minority Members.

“NBM” is defined in the preamble hereto.

“NBM Change of Control” means any Person, other than Marcos Antonio Molina dos Santos, Marcia Aparecida Pascoal Marçal dos Santos, their respective sons and daughters, or any of their respective heirs or any affiliate of any of the foregoing persons, becoming the direct or indirect owner of a majority of the voting stock of NBM or NBM Ultimate Parent.

“NBM Manager” is defined in Section 7.3(a)(iii).

“NBM Ultimate Parent” means Marfrig Global Foods S.A., a Brazilian corporation (sociedade por ações).

“NBPCo” is defined in the introductory paragraph.

“Net Profit” and “Net Loss” are defined in Section 5.6.1.

“New Kleinco” is defined in the preamble hereto.

“Non-Participating Member” is defined in Section 3.6(b).

“Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704- 2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.704-2(b)(3).

“Notice of Proposed Sale” is defined in Section 12.3.2.

“Notice of Sale” is defined in Section 12.1.1.

“Offered Units” is defined in Section 12.1.1.

“Original Agreement” is defined in the recitals hereto.

“Ownership Interest” means any capital stock, share, partnership interest, membership interest, unit of participation, joint venture interest of any kind or other similar interest (however designated) in any Person and any option, warrant, purchase right, conversion right, exchange rights or other contractual obligation which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“Partnership” is defined in the recitals hereto.

“Partnership Act” is defined in the recitals hereto.

“Partnership Tax Audit Rules” means Section 6221 through 6241 of the Code, as amended by the Bipartisan Budget Act of 2015, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax laws.

“Partnership Representative” is defined in Section 10.2.1.

“Pay Date” is defined in Section 12.5.4.

“Pennsylvania LLC” is defined in the recitals hereto.

“Percentage Interest” of a Member as of a particular time means such Member’s percentage ownership of the Company as designated on Exhibit A (as amended in conformance with the procedures in Section 3.1).

“Permitted Financing Pledge” means a direct or indirect pledge or grant of security interest over the Units owned by NBM or its Permitted Transferee that relates to any financing undertaken by NBM to facilitate the purchase of the Units by NBM (including any amendments, restatements, refinancings and replacements thereof).

“Permitted Transferee” is defined in Section 11.2.

“Person” means an individual, partnership, joint venture, association, corporation, trust, estate, limited liability company, limited liability partnership, unincorporated entity of any kind, governmental entity, or any other legal entity, including any Member.

“Proposed Transferee” means the “Proposed Transferee” as used and defined in Section 12.2.1 or Section 12.3.1, as applicable.

“Proxy Manager” is defined in Section 7.12.2.

“Purchase Agreement” is defined in the recitals hereto.

“Put Base Amount” means the Aggregate Units owned by the applicable Minority Member as of the Effective Date.

“Put/Call Date” means a Put Date or a Call Date, as applicable.

“Put/Call Member(s)” means a Put Member(s) or a Call Member(s), as applicable.

“Put/Call Units” means Put Units or Call Units, as applicable.

“Put Date” is defined in Section 12.5.1(b)(ii).

“Put Election Period” is defined in Section 12.5.1(b)(ii).

“Put Fraction” means one third, unless an NBM Change of Control shall have occurred, in which case it shall be equal to one.

“Put Member(s)” is defined in Section 12.5.1(a).

“Put Notice” is defined in Section 12.5.1(a).

“Put Units” is defined in Section 12.5.1(a).

“Putting Member” is defined in Section 12.5.1(a).

“Regulation D” means Regulation D under the Securities Act.

“Regulations” means the Treasury regulations, including temporary regulations, promulgated under the Code.

“Regulatory Allocations” is defined in Section 5.7.

“Requisite Percentage” means, with respect to Jefferies, that Jefferies continues to own 10.3905% of the total outstanding Units.

“Resolving Firm” is defined in Section 12.5.3(b)(ii).

“Reviewed Year” means the Company’s taxable year to which the item being adjusted relates.

“ROFR Final Transfer Date” is defined in Section 12.2.3.

“ROFR Notice of Purchase” is defined in Section 12.2.1.

“ROFR Notice of Sale” is defined in Section 12.2.1.

“ROFR Offeree” is defined in Section 12.2.1.

“ROFR Offer Period” is defined in Section 12.2.1.

“ROFR Offered Units” is defined in Section 12.2.1.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Sale Percentage” means with respect to the Initiating Seller and each Selling Member, an amount equal to the product of (i) the quotient obtained by dividing (A) the number of Units owned by the Initiating Seller or such Selling Member, as applicable, by (B) the aggregate number of Units owned by the Initiating Seller and all Selling Members, collectively, and (ii) 100, expressed as a percentage.

“Second Amended Agreement” is defined in the recitals hereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules, regulations and interpretations promulgated pursuant thereto.

“Selling Member” means (a) for purposes of Section 12.1, the “Selling Member” as defined in Section 12.1.1, (b) for purposes of Section 12.2, the “Selling Member” as defined in Section 12.2.1, or (c) for purposes of Section 12.3, the “Selling Member” as defined in Section 12.3.1.

“Senior Management Team” means at any particular time the Chief Executive Officer and President of the Company.

“Similar Competitor” means any Person other than the Named Competitors that operates a Competing Business of a type and on a scale similar to that of the Named Competitors.

“Subsidiary” means, with respect to any Person, any other entity which is Controlled by such Person.

“Succession Plan” means a plan approved by the Board of Managers for the orderly succession of the Senior Management Team.

“Tag-Along Notice” is defined in Section 12.3.3.

“Tag-Along Period” is defined in Section 12.3.3.

“Tag-Along Right” is defined in Section 12.3.1.

“Tag-Along Sale” is defined in in Section 12.3.1.

“Tax Distribution” is defined in Section 5.2.1.

“Tax Matters Member” is defined in Section 10.1.1.

“TEFRA Rules” means Section 6221 through 6255 of the Code in effect prior to amendment by the Bipartisan Budget Act of 2015, together with any guidance issued thereunder and any similar provision of state or local tax laws.

“Transfer” means to give, sell, assign, pledge, encumber, hypothecate, grant a security interest in or otherwise dispose of or convey in any manner, directly or indirectly, including by operation of law or change of ownership; provided that a change of ownership of Jefferies or the NBM Ultimate Parent that is not designed by the applicable party to avoid the Transfer restrictions hereunder will not constitute a Transfer.

“Trigger” means the Annual Trigger, the COC Trigger, the Cattle Agreement Trigger or the Klein Separation Trigger.

“Units” is defined in Section 3.2.

“USPB” is defined in the preamble hereto.

“Valuator” is defined in Section 12.5.3(b).

“Withholding Indemnified Parties” is defined in Section 5.4.

2.	FORMATION AND PURPOSE

2.1        Conversion; Formation. The Company was established as a limited liability company in accordance with the Act by the filing of the Certificate of Conversion and Certificate of Formation of the Company with the Delaware Secretary of State pursuant to Section 18-214 of the Act. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.2        Name. The name of the Company is “National Beef Packing Company, LLC”. The business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Board of Managers deems appropriate. The Board of Managers shall file, or shall cause to be filed, any fictitious name certificates and similar filings, and any amendments thereto, that the Board of Managers considers appropriate.

2.3        Registered Office/Agent. The registered office required to be maintained by the Company in the State of Delaware pursuant to the Act shall be c/o The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name and address of the registered agent of the Company pursuant to the Act shall be The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The Company may, upon compliance with the applicable provisions of the Act, change its registered office or registered agent from time to time in the discretion of the Board of Managers.

2.4        Term. The term of the Company shall continue indefinitely unless sooner terminated as provided herein. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Act.

2.5        Purpose. The Company is formed for the purpose of, and the nature of the business to be conducted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any activities necessary, convenient or incidental thereto.

2.6        Powers. Without limiting the generality of Section 2.5, the Company shall have the power and authority to take any actions necessary, convenient or incidental to or for the furtherance of the purposes set forth in Section 2.5, including without limitation the power:

(a)        To conduct its business, carry on its operations and exercise the powers granted to a limited liability company by the Act in any country, state, territory, district or other jurisdiction, whether domestic or foreign;

(b)            To acquire by purchase, lease, contribution of property or otherwise, own, hold, operate, maintain, finance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property;

(c)        To negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, perform and carry out and take any other action with respect to contracts or agreements of any kind, and any leases, licenses, guarantees and other contracts for the benefit of or with any Member or any Affiliate of any Member, without regard to whether such contracts may be deemed necessary, convenient or incidental to the accomplishment of the purpose of the Company;

(d)        To purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships, trusts, limited liability companies, individuals or other Persons, or direct or indirect obligations of the United States or any government, state, territory, governmental district or municipality or any instrumentality of any of them;

(e)        To lend money, to invest and reinvest its funds, and to accept real and personal property for the payment of funds so loaned or invested;

(f)        To borrow money and issue evidence of indebtedness, and to secure the same by a mortgage, pledge, security interest or other lien on the assets of the Company;

(g)        To pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities;

(h)        To sue and be sued, defend and participate in administrative or other proceedings in its name;

(i)        To appoint employees, officers, agents, consultants and representatives of the Company, and define their duties and fix their compensation;

(j)        To indemnify any Person in accordance with the Act and this Agreement;

(k)        To cease its activities and cancel its Certificate of Formation; and

(l)        To make, execute, acknowledge and file any documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company.

2.7        Certificates. The officers of the Company and such other Persons as may be designated from time to time by the Board of Managers are hereby designated as authorized persons, within the meaning of the Act, to execute, deliver and file any amendments or restatements of the Certificate of Formation or any certificate of cancellation of the Certificate of Formation and any other certificates and any amendments or restatements thereof necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

2.8        Principal Office. The principal executive office of the Company shall be located at such place as the Board of Managers shall establish, and the Board of Managers may from time to time change the location of the principal executive office of the Company to any other place within or without the State of Delaware. The Board of Managers may establish and maintain such additional offices and places of business of the Company, either within or without the State of Delaware, as it deems appropriate. The records required to be maintained by the Act shall be maintained at one of the Company’s principal offices, except as required by the Act.

2.9        No State-Law Partnership. The Members intend that the Company shall not constitute or be treated as a partnership (including a limited partnership) or joint venture, and that no Member or officer shall be a partner or joint venturer of any other Member or officer, for any purposes other than federal, state and local income tax purposes, and this Agreement shall not be construed to the contrary.

3.	MEMBERSHIP, CAPITAL CONTRIBUTIONS AND UNITS

3.1        Members. The Members of the Company shall be listed on Exhibit A, as from time to time amended and supplemented in accordance with this Agreement. Each Member shall be treated as having contributed to the Company the amounts indicated on Exhibit A as such Member’s aggregate Capital Contribution (which amounts shall be the Capital Accounts with respect to such Units) and shall be the holder of the number of Units set forth in Exhibit A. Exhibit A shall be amended from time to time so that it sets forth, the then-current list of Members, the total amount of Capital Contributions made by each such Member, the number of Units held by such Member, and the Member’s Percentage Interest.

3.2        Member Interests and Units. The Interests of the Members of the Company shall consist of one class of units (the “Units”).

3.3        Additional Members and Units. Subject to Sections 3.6 and 7.4.2 hereof, the Board of Managers may issue Units and admit Persons as Members in exchange for such contributions to capital (including commitments to make contributions to capital) or such other consideration (including past or future services) and on such terms and conditions (including in the case of Units issued to employees and consultants such vesting and forfeiture provisions) as the Board of Managers determines to be appropriate. If additional Units are subsequently issued by the Company, the Capital Account (if any) with respect to those Units as of the date of issuance and the Capital Contributions (if any) that shall be deemed to be made by the Member receiving such Units as of the date of issuance shall be set forth in the agreement pursuant to which the additional Units are issued. Promptly following the issuance of Units, the Board of Managers shall cause the books and records of the Company, and an amended Exhibit A hereto, to reflect the number of Units issued, any Members or additional Members holding such Units and in the case of Units issued other than in connection with the performance of services, the Capital Contribution per Unit, and the Company shall promptly provide the amended Exhibit A to each Member. Upon the receipt of approvals as required under this Agreement, execution of this Agreement or a counterpart of this Agreement, together with any other documents or instruments required by the Board of Managers in connection therewith, and the making of the Capital Contribution (if any) specified to be made at such time, a Person shall be admitted to the Company as a Member of the Company.

3.4        Capital Contributions. Each Member’s Capital Contribution, if any, whether in cash or in-kind, and the number of Units issued to such Member shall be as set forth in Exhibit A. Any Member making an in-kind Capital Contribution agrees from time to time to do such further acts and execute such further documents as the Board of Managers may direct to perfect the Company’s interest in such in-kind Capital Contribution.

3.5        Termination of Governance Rights. Notwithstanding any other provision of this Agreement, if, without the Board of Managers’ consent, at any time after the Effective Date, a Competing Business shall acquire (whether effected by merger, purchase of assets, lease, equity exchange or otherwise) Control of a Member (or a Member shall Control, be Controlled by or under common Control with a Competing Business) or any Units from a Member, then upon the occurrence of such event any Governance Rights of such Member or associated with such Units shall automatically terminate, subject to Section 11.8; provided that this Section 3.5 shall not apply to Jefferies or NBM or any of their respective Permitted Transferees (or an Assignee in a Transfer in connection with a Permitted Financing Pledge) and shall not be construed to prohibit the transactions by NBPCo in Sections 6.8 and 6.9.

3.6        Additional Issuances of Units.

(a)        The Board of Managers shall not offer to sell or otherwise issue additional Units to any Person, including to any other Member, unless: (i) (x) the Board’s resolutions authorizing the sale or issuance of such additional Units describe in reasonable detail the Company’s business purpose for undertaking, and the terms of, such proposed issuance or (y) the Board shall have determined that such issuance of Units is, in their good faith judgment, advisable for the Company; and (ii) the Board of Managers shall have complied with this Section 3.6 and, if applicable, Section 7.4.2.

(b)        Prior to offering to sell or otherwise issue additional Units, the Board of Managers shall first offer to the Members the opportunity to purchase such offered Units on a pro rata basis in accordance with their Percentage Interests at the same price, and on the same terms and conditions, as the Board of Managers is prepared, or proposes, to offer or issue such additional Units to any other Member or to any Person who, prior to such sale or issuance, is not a Member of the Company. The Members shall have a period of 30 days to accept such offer (or, in the case of a sale or issuance to any Person who is not, prior to such sale or issuance, a Member of the Company, 10 days). In the event any Member (a “Non-Participating Member”) does not purchase all of the additional Units offered to such Member pursuant to the first sentence of this Section 3.6(b), the Board of Managers shall offer the Members that elect to purchase their entire pro rata share of the additional Units offered to such Members pursuant to the first sentence of this Section 3.6(b) the right to purchase the additional Units not purchased by the Non-Participating Member on a pro rata basis in accordance with their respective Percentage Interests (or in any other manner they may unanimously agree upon in writing), which offer the applicable Members may accept by providing notice of such acceptance to the Company within five days after such offer. This Section 3.6(b) may not be amended without the consent of each Member that would be adversely impacted by such amendment.

(c)        Upon expiration of the periods described in Section 3.6(b), the Company shall be entitled to offer, issue or sell such additional Units that the Members have not elected to purchase during the 180 days following such expiration on terms and conditions not materially more favorable to the purchasers thereof than those offered to the Members pursuant to Section 3.6(b). Any additional Units proposed to be offered, issued or sold by the Company after such 180-day period, or offered, issued or sold by the Company during such 180-day period on terms or conditions materially more favorable than those offered to the Members pursuant to Section 3.6(b), must be reoffered to the Members in accordance with the terms of this Section 3.6 prior to any such offer, issuance or sale.

(d)        The provisions of this Section 3.6 shall not apply to: (i) Units that are issued in order to acquire the assets or business of another Person; or (ii) Units that are issued to employees or consultants pursuant to compensation plans or agreements approved by the Board of Managers.

4.	CAPITAL ACCOUNTS

4.1        Allocations. The Net Profits and Net Loss of the Company and any items of income, gain, deduction or loss that are specially allocated in any Fiscal Year or other fiscal period shall be allocated among the Members as provided in Article 5.

4.2        Capital Accounts. A separate account (each a “Capital Account”) shall be established and maintained on the books of the Company for each Member which:

(a)        shall be increased by (i) the amount of cash and the fair market value of any other property contributed by such Member to the Company as a Capital Contribution (net of liabilities secured by such property or that the Company assumes or takes the property subject to) and (ii) such Member’s distributive share of the Net Profit of the Company, and any items in the nature of income or gain that are specially allocated to such Member pursuant to Article 5 or other provisions of the Agreement,

(b)        shall be reduced by (i) the amount of cash and the fair market value of any other property distributed to such Member (net of liabilities secured by such property or that the Member assumes or takes the property subject to) and (ii) such Member’s distributive share of the Net Loss of the Company and any items in the nature of expenses or losses that are specially allocated to such Member pursuant to Article 5 or other provisions of the Agreement, and

(c)        shall take into account in determining the amount of any liability for purposes of clauses (a) and (b) above, Section 752(c) and any other applicable provisions of the Code and Regulations.

It is the intention of the Members that the Capital Accounts of the Company be maintained in accordance with the provisions of Section 704(b) of the Code and the Regulations thereunder and that this Agreement be interpreted consistently therewith. No Member shall have an obligation to the Company or to any other Member to restore any negative balance in the Capital Account of such Member.

4.3        Revaluations of Assets and Capital Account Adjustments. Unless otherwise determined by the Board of Managers, (i) immediately preceding the issuance of additional Units in exchange for cash, property or services to a new or existing Member, (ii) upon the redemption of the Interest of a Member or a portion thereof, (iii) upon the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) and (iv) at such other times as are necessary or advisable, as reasonably determined by the Board of Managers, in order to comply with Regulations Sections 1.704-1(b) and 1.704-2, the then-prevailing Asset Values of the Company shall be adjusted to equal their respective gross fair market values, as determined in good faith by the Board of Managers, and any increase in the net equity value of the Company (Asset Values less liabilities) shall be credited to the Capital Accounts of the Members in the same manner as Net Profits are credited under Section 5.6.2 (or any decrease in the net equity value of the Company shall be charged in the same manner as Net Losses are charged under Section 5.6.2). Accordingly, as of the date of (i), (ii), (iii) or (iv), as applicable, the Capital Accounts of Members will reflect both realized and unrealized gains and losses through such date and the net fair market value of the equity of the Company as of such date.

4.4        Additional Capital Account Adjustments. Any income of the Company that is exempt from federal income tax shall be credited to the Capital Accounts of the Members in the same manner as Net Profits are credited under Section 5.6.2 when such income is realized. Any expenses or expenditures of the Company which may neither be deducted nor capitalized for federal income tax purposes (or are so treated for federal income tax purposes) shall be charged to the Capital Accounts of the Members in the same manner as Net Losses are charged under Section 5.6.2. If the Company is subject to an election under Section 754 of the Code to provide a special basis adjustment upon the transfer of an Interest in the Company or the distribution of property by the Company in accordance with Code Section 734(b) or 743(b), Capital Accounts shall be adjusted to the limited extent required by the Regulations under Section 704 of the Code following such transfer or distribution, as reasonably determined by the Board of Managers.

4.5        Additional Capital Account Provisions. No Member shall have the right to demand a return of all or any part of such Member’s Capital Contributions. Any return of the Capital Contributions of any Member shall be made solely from the assets of the Company and only in accordance with the terms of this Agreement. No interest shall be paid to any Member with respect to such Member’s Capital Contributions or Capital Account. In the event that all or a portion of the Units of a Member are transferred in accordance with this Agreement, the transferee of such Units shall also succeed to all or the relevant portion of the Capital Account of the transferor. Units held by a Member may not be transferred independently of the Interest to which the Units relate.

5.	DISTRIBUTIONS AND ALLOCATIONS OF PROFIT AND LOSS

5.1        Board of Managers Determination; Annual Distribution. The Board of Managers shall determine the timing and the aggregate amount of any Distributions to Members; provided, however, that:

5.1.1        The Company shall make a Tax Distribution not later than the dates specified in Section 5.2.1, unless the Members each consent otherwise.

5.1.2        The Board of Managers may make any additional Distributions to the Members, pro rata in accordance with each Member’s Percentage Interest (except as set forth in Section 12.5 hereof), in such aggregate amounts and on such occasions as the Board of Managers may determine; provided that the Board of Managers shall distribute all Excess Cash, to the extent not previously distributed, within 60 days after the end of each fiscal year (subject to such Excess Cash being distributable in accordance with any contractual restrictions under the Credit Documents and applicable law). Except as set forth in Section 12.5, no distributions shall be made by the Board of Managers to Members other than pro rata in accordance with each Member’s Percentage Interest.

5.1.3        Except as set forth in Section 12.5, but notwithstanding any other provision of this Agreement or the provisions of the Act, no Person shall have any claim or right of enforcement with respect to or arising out of a Tax Distribution (whether under Article 5 or otherwise) against (i) any Manager, (ii) any Member or (iii) any Affiliate of a Manager or a Member, and such Person’s sole recourse with respect to or arising out of a Tax Distribution shall be against the Company. For the avoidance of doubt, except for the rights of the Members pursuant to Article 12, which are not being waived by this sentence, if and to the extent any such claim or right exists or may be deemed to exist, each Manager, Member, and any of their respective Affiliates (and any Person claiming by or through any such member of the Board of Managers, Member or Affiliate) hereby waives any such claim or right against any Manager, any Member and each Affiliate of any such member of the Board of Managers or Member, as the case may be. For purposes of this Section 5.1.3, “Affiliates” of a Person shall exclude the Company and its Subsidiaries.

5.2        Distributions. Distributions from the Company to its Members shall be made only after allocating the Net Profit or Net Loss of the Company through the date as of which the Distribution is being charged to the Capital Accounts of the Members. Such Distributions shall be charged to the Capital Accounts of the Members and made in the following order (except that no Member shall be entitled to receive a Distribution that would create or increase a deficit balance in such Member’s Capital Account unless the Capital Accounts of all Members have previously been reduced to zero):

5.2.1        Tax Distributions. Except as set forth in Section 12.5, the Company shall distribute to all Members prior to the 10th day before the due date of the federal quarterly estimated tax payments an aggregate amount equal to the Base Tax Rate times the allocations of taxable income made or expected to be made pursuant to this Article 5 for such quarter (the “Tax Distribution”). The Board of Managers shall determine the amount to be distributed to the Members pursuant to this Section 5.2.1 in its reasonable discretion based on such reasonable assumptions as the Board of Managers determines in good faith to be appropriate, including by making reasonable adjustments to each quarter’s Tax Distributions to take into account the extent to which Tax Distributions paid in prior quarters are less or more than the amount required to take into account actual taxable income for such quarters and estimated taxable income for the current quarter. Except as set forth in Section 12.5, Tax Distributions shall be divided among the Members pro rata in accordance with their Percentage Interests; provided that if there is a change in Percentage Interest of any Member during any taxable period, such allocations shall be based on allocations of taxable income during each such portion of the taxable period, as determined under Section 5.6.1(d). The “Base Tax Rate” shall be equal to 54%. The Board of Managers shall consider adjusting the Base Tax Rate to be above 54% if requested by a Member upon a determination that the federal and state tax rates affecting the Member (or the Member’s taxpayers) have increased by more than 1%; provided, however, the Board of Managers shall have no obligation to increase the Base Tax Rate. For purposes of computing taxable income under this Section 5.2.1, taxable income shall be determined without taking account the effect of any benefit to a Member under Sections 199A, 743(b), or 734(b) of the Code, but after taking into account the effect of any allocations pursuant to Section 704(c) of the Code. All Tax Distributions shall be treated as an advance against, and shall be taken into account in determining, other distributions pursuant to Section 5.2.2 or Section 13.3; provided, that the Tax Distribution made prior to the execution of this Agreement shall not be so treated as an advance against, or taken into account in determining, other distributions pursuant to Section 5.2.2 or Section 13.3.

5.2.2        Other Distributions. Except as set forth in Section 12.5, all other Distributions (including the annual distribution of Excess Cash pursuant to Section 5.1.2) shall be allocated among the Members pro rata in accordance with their Percentage Interests at the time of such Distributions.

5.3        No Violation. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a Distribution to any Member on account of such Member’s Interest in the Company if such Distribution would violate any contractual restriction binding on the Company under the Credit Documents, Section 18-607 of the Act or other applicable law.

5.4        Withholdings. Subject to the terms of Section 12.5, the Board of Managers is authorized to withhold from Distributions to Members, or with respect to allocations to Members and in each case to pay over to the appropriate federal, state, local or foreign government any amounts required by law to be so withheld. All amounts withheld pursuant to the Code or any federal, state, local or foreign tax law with respect to any payment, distribution or allocation to the Company shall be treated as amounts paid to the Company and each Member shall be treated as having received a distribution pursuant to Section 5.2 hereof equal to the portion of the withholding tax allocable to such Member, as determined by the Board of Managers. Any taxes withheld on a payment to the Company or a payment by the Company to a Member pursuant to this Section 5.4 shall be treated as if distributed to the relevant Member to the extent that an amount equal to such withheld taxes would then be distributable to such Member, and, to the extent in excess of such distributable amounts, as a demand loan payable by the Member to the Company with interest at the prime rate in effect from time to time plus 2%, compounded annually. The Board of Managers may, in its sole discretion, either demand payment of the principal and accrued interest on such demand loan at any time, and enforce payment thereof by legal process, or withhold from one or more distributions to a Member amounts sufficient to satisfy such Member’s obligations under any demand loan payable to the Company. In the event that the Company receives a refund of taxes previously withheld by a third party from one or more payments to the Company, the economic benefit of such refund shall be apportioned among the Members in a manner reasonably determined by the Board of Managers to offset the prior operation of this Section 5.4 in respect of such withheld taxes. Promptly upon request, each Member shall provide the Company with any information related to such Member that is necessary (a) to allow the Company to comply with any tax reporting, tax withholding, or tax payment obligations of the Company or (b) to establish the Company’s legal entitlement to an exemption from, or reduction of, or refund or credit of withholding tax. As a security for any withholding tax or other liability or obligation to which the Company may be subject as a result of any act or status of any Member, or to which the Company may become subject with respect to the Interest of any Member, the Company shall have (and each Member hereby grants to the Company) a security interest in all distributable assets of the Company distributable to such Member to the extent of the amount of such withholding tax or other liability or obligation. Neither the Company nor the Board of Managers shall be liable for any excess taxes withheld in respect of any Member’s Interest, and, in the event of overwithholding, a Member’s sole recourse shall be to apply for a refund from the appropriate governmental authority. If the Company, the Board of Managers, any Member in such Member’s capacity acting as the Tax Matters Member or the Partnership Representative (as applicable), or any of their respective Affiliates, or any of their respective officers, directors, employees, managers, members and, as determined by the Board of Managers in its sole and absolute discretion, consultants or agents (the “Withholding Indemnified Parties” and each a “Withholding Indemnified Party”), becomes liable as a result of failure to withhold and remit taxes in respect of any Member, then, in addition to, and without limiting, any indemnities for which such Member may be liable under this Agreement, unless otherwise agreed by the Board of Managers in writing, such Member shall, to the fullest extent permitted by law, indemnify and hold harmless the Withholding Indemnified Parties, in respect of all taxes, including interest and penalties, and any expenses incurred in any examination, determination, resolution and payment of such liability, except with respect to any interest, penalties or expenses which arise as a result of any act or omission with respect to which a court of competent jurisdiction has issued a final, nonappealable judgment that such applicable Withholding Indemnified Party was grossly negligent or engaged in willful misconduct or fraud. The provisions contained in this Section 5.4 shall survive the termination of the Company and the Transfer of any Interest.

5.5        Property Distributions and Installment Sales. If any assets of the Company shall be distributed in kind pursuant to this Article 5, such assets shall be distributed to the Members entitled thereto in the same proportions as the Members would have been entitled to cash Distributions. The amount by which the fair market value of any property to be distributed in kind to the Members exceeds or is less than the then prevailing Asset Value of such property shall, to the extent not otherwise recognized by the Company, be taken into account in determining Net Profit and Net Loss and determining the Capital Accounts of the Members as if such property had been sold at its fair market value immediately prior to such Distribution. If any assets are sold in transactions in which, by reason of Section 453 of the Code, gain is realized but not recognized, such gain shall be taken into account when realized in computing gain or loss of the Company for purposes of allocation of Net Profit or Net Loss under this Article 5 and, if such sales shall involve substantially all the assets of the Company, the Company shall be deemed to have been dissolved and terminated notwithstanding any election by the Members to continue the Company for purposes of collecting the proceeds of such sales.

5.6        Net Profit or Net Loss.

5.6.1        The “Net Profit” or “Net Loss” of the Company for each Fiscal Year or relevant part thereof shall mean the Company’s taxable income or loss for federal income tax purposes for such period (including all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code) with the following adjustments:

(a)        Gain or loss attributable to the disposition of property of the Company with an Asset Value different from the adjusted basis of such property for federal income tax purposes shall be computed with respect to the Asset Value of such property, and any tax gain or loss not included in Net Profit or Net Loss shall be taken into account and allocated for federal income tax purposes among the Members pursuant to Section 5.8.

(b)        Depreciation, amortization or cost recovery deductions with respect to any property with an Asset Value that differs from its adjusted basis for federal income tax purposes shall be computed in accordance with Asset Value, and any depreciation allowable for federal income tax purposes shall be allocated in accordance with Section 5.8.

(c)        Any items that are required to be allocated pursuant to Section 5.7 shall not be taken into account in determining Net Profit or Net Loss.

(d)        In the event of a variation of Percentage Interests during a Fiscal Year, whether as a result of a Transfer of Interests or new issuance or repurchase of Units or otherwise, Net Profit or Net Loss and any other items of income, gain, loss, deduction and credit of the Company shall be allocated to the portions of such Fiscal Year preceding and following such variation based on an interim closing of the books, except where otherwise required by Section 706 of the Code and the Regulations thereunder.

5.6.2        General Allocations.

(a)        Hypothetical Liquidation. The items of income, expense, gain and loss of the Company comprising Net Profit or Net Loss for a Fiscal Year shall be allocated among the Members that were Members during such Fiscal Year in a manner that will, as nearly as possible, cause the Capital Account balance of each Member at the end of such Fiscal Year to equal the excess (which may be negative) of:

(i)        the hypothetical distribution (if any) that such Member would receive if, on the last day of the Fiscal Year, (x) all Company assets, including cash, were sold for cash equal to their then-prevailing Asset Values, taking into account any adjustments thereto for such Fiscal Year, (y) all Company liabilities were satisfied in cash according to their terms (limited, with respect to each Nonrecourse Liability, to the then-prevailing Asset Value of the assets securing such liability) and (z) the net proceeds thereof (after satisfaction of such liabilities) were distributed in full pursuant to Section 13.3 hereof; over

(ii)        the sum of (x) the amount, if any, which such Member is obligated to contribute to the capital of the Company, (y) such Member’s share of the Company Minimum Gain determined pursuant to Regulations Section 1.704-2(g), and (z) such Member’s Member Nonrecourse Debt Minimum Gain determined pursuant to Regulations Section 1.704-2(i)(5), all computed immediately prior to the hypothetical sale described in Section 5.6.2(a)(i) above.

For purposes of the foregoing hypothetical sale described in Section 5.6.2(a)(i) above, all assets and liabilities of any entity that is wholly-owned by the Company and disregarded as an entity separate from the Company for federal income tax purposes shall be treated as assets and liabilities of the Company.

(b)        Loss Limitation. Notwithstanding anything to the contrary in this Section 5.6.2(b), the amount of items of Company expense and loss allocated pursuant to this Section 5.6.2(b) to any Member shall not exceed the maximum amount of such items that can be so allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year, unless each Member would have an Adjusted Capital Account Deficit. All such items in excess of the limitation set forth in this Section 5.6.2(b) shall be allocated first, to Members who would not have an Adjusted Capital Account Deficit, pro rata, in proportion to their Capital Account balances, adjusted as provided in clauses (i) and (ii) of the definition of Adjusted Capital Account Deficit, until no Member would be entitled to any further allocation, and thereafter, to all Members, pro rata, in proportion to their Percentage Interests.

5.6.3        Interpretation. The Members intend for the allocation provisions set forth in this Agreement to comply with Section 704(b) of the Code and the Regulations thereunder and to appropriately reflect the Members’ rights to Distributions as set forth in Sections 5.2 and 13.3, and the Board of Managers shall interpret the provisions in accordance with such intent and make such adjustments as may be necessary to effect such intent; provided, however, that any such interpretation or adjustment shall affect only

Capital Accounts and allocations and shall not affect any Member’s rights to Distributions as set forth in this Agreement.

5.7        Regulatory Allocations. Although the Members do not anticipate that events will arise that will require application of this Section 5.7, provisions governing the allocation of taxable income, gain, loss, deduction and credit (and items thereof) are included in this Agreement as may be necessary to provide that the Company’s allocation provisions contain a so-called “Qualified Income Offset” within the meaning of Regulation Section 1.704-1(b)(2)(ii)(d) and comply with all provisions relating to the allocation of (i) Company Minimum Gain and Member Nonrecourse Debt Minimum Gain and the chargeback thereof as set forth in the Regulations under Section 704(b) of the Code and (ii) Nonrecourse Deductions and Member Nonrecourse Deductions (clauses (i) and (ii) together, the “Regulatory Allocations”); provided, however, that the Members intend that all Regulatory Allocations that may be required shall be offset by other Regulatory Allocations or special allocations of items so that each Member’s share of the Net Profit, Net Loss and capital of the Company will be the same as it would have been had the events requiring the Regulatory Allocations not occurred. For this purpose, the Board of Managers, based on the advice of the Company’s auditors or tax counsel, is hereby authorized to make such special curative allocations of tax items as may be necessary to minimize or eliminate any economic distortions that may result from any required Regulatory Allocations.

5.8        Tax Allocations. Code Section 704(c) and Unrealized Appreciation or Depreciation.

5.8.1        Contributed Assets. In accordance with Section 704(c) of the Code, income, gain, loss and deduction with respect to any property contributed to the Company with an adjusted basis for federal income tax purposes different from the initial Asset Value at which such property was accepted by the Company shall, solely for tax purposes, be allocated among the Members so as to take into account such difference in the manner required by Section 704(c) of the Code and the applicable Regulations.

5.8.2        Revalued Assets. If upon the acquisition of additional Units in the Company by a new or existing Member the Asset Value of any the assets of the Company is adjusted pursuant to Section 4.3, subsequent allocations of income, gain, loss and deduction with respect to such assets shall, solely for tax purposes, be allocated among the Members so as to take into account such adjustment in the same manner as under Section 704(c) of the Code and the applicable Regulations.

5.8.3        Elections and Limitations. The allocations required by this Section 5.8 are solely for purposes of federal, state and local income taxes and shall not affect the allocation of Net Profits or Net Losses as between Members or any Member’s Capital Account. All tax allocations required by this Section 5.8 shall be made using the “traditional method” that is described in the Regulations Section 1.704-3.

5.8.4        Allocations. Except as noted above, all items of income, deduction and loss shall be allocated for federal, state and local income tax purposes in the same manner as such items are allocated for purposes of calculating Net Profits and Net Losses.

5.9        Imputed Tax Underpayment. To the extent there is an adjustment by the IRS or other taxing authority to an item of income, gain, loss, deduction or credit of the Company, or an item of income, gain, loss, deduction or credit of any entity that is treated as a partnership for federal income tax purposes in which the Company holds an ownership interest that is allocable to the Company (or, in each case, an adjustment to any Member’s distributive share thereof), the Partnership Representative shall reallocate the adjusted items among each Member or former Member in accordance with the final resolution of such audit adjustment. Notwithstanding any other provision of this Agreement, each Member (or former Member) shall bear any tax, interest, penalty or “imputed underpayment” under Code Section 6225 (if applicable) or similar amount resulting from the final resolution of any audit adjustment (the “Imputed Tax Underpayment”) to the extent such Imputed Tax Underpayment is attributable to such Member (or former Member) or results from the status of such Member (or such former Member) as a Member in the Reviewed Year.

6.	STATUS, RIGHTS AND POWERS OF MEMBERS AND CERTAIN MEMBER AGREEMENTS

6.1        Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, expenses, obligations and liabilities of the Company, and no Member or Indemnified Person shall be obligated personally for any such debt, expense, obligation or liability of the Company solely by reason of being a Member or Indemnified Person. All Persons dealing with the Company shall have recourse solely to the assets of the Company for the payment of the debts, obligations or liabilities of the Company. In no event shall any Member be required to make up any deficit balance in such Member’s Capital Account upon the liquidation of such Member’s Interest or otherwise.

6.2        Return of Distributions of Capital. Except as otherwise expressly required by law, a Member, in such capacity, shall have no liability for obligations or liabilities of the Company in excess of (a) the amount of such Member’s Capital Contributions, (b) such Member’s share of any assets and undistributed profits of the Company and (c) to the extent required by law, the amount of any Distributions wrongfully distributed to such Member. Except as required by law, no Member shall be obligated by this Agreement to return any Distribution to the Company or pay the amount of any Distribution for the account of the Company or to any creditor of the Company; provided, however, that if any court of competent jurisdiction holds that, notwithstanding this Agreement, any Member is obligated to return or pay any part of any Distribution, such obligation shall bind such Member alone and not any other Member or any Manager. The provisions of the immediately preceding sentence are solely for the benefit of the Members and shall not be construed as benefiting any third party. The amount of any Distribution returned to the Company by a Member or paid by a Member for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to such Member.

6.3        No Management or Control. Except as expressly provided in this Agreement and notwithstanding Section 18-402 of the Act, no Member shall take part in, or interfere in any manner with, the management of the business and affairs of the Company or have any right or authority to act for or bind the Company.

6.4        Specific Limitations. No Member shall have the right or power to: (a) withdraw or reduce such Member’s Capital Contribution except as a result of the dissolution of the Company or as otherwise provided by law or in this Agreement; (b) make voluntary Capital Contributions or contribute any property to the Company other than cash; (c) bring an action for partition against the Company or any Company assets; (d) cause the termination and dissolution of the Company, except as expressly set forth in this Agreement; or (e) upon the Distribution of its Capital Contribution, require that property other than cash be distributed in return for its Capital Contribution. Each Member hereby irrevocably waives any such rights.

6.5        Member Voting. Except as otherwise set forth in this Agreement or required by the Act, all powers of the Members shall be exercised in accordance with Section 7.3 by the appointment of the Board of Managers. To the extent a vote of, or consent by, “members” is required under the Act, or is otherwise sought by the Company, the Members shall be entitled to one vote per Unit on all matters to be so voted on.

6.6        Required Consents; Modification of Unit Terms.

6.6.1        Until the date on which the Cattle Agreement Trigger occurs, none of the following actions shall be taken by the Company without prior written Member Consent:

(a)        Entering into any contracts, agreements or transactions with any of the Members or their Affiliates that are (i) on an arm’s length basis and would result in annual payments by or to the Company in excess of $5,000,000 or (ii) not on an arm’s length basis, other than the issuance of Units or Interests to Members in compliance with Section 3.6(b). This Section 6.6.1 shall not apply to any contracts, agreements or transactions between the Company and its Subsidiaries, including any loans or financing transactions.

(b)        Except as required by the Credit Documents, actions that contractually restrict (i) the making of distributions to Members as provided for in this Agreement or (ii) any required or mandatory repurchases by the Company of any Units as provided for in this Agreement.

(c)        The taking of any of the foregoing actions by any direct or indirect Subsidiary of the Company.

6.6.2        Except as set forth in Section 12.5, the Company shall not modify or alter the rights, preferences or privileges of any Units, including by way of an amendment to this Agreement, which modification or alteration would adversely affect the economic entitlements of a holder of a Unit under this Agreement without the prior written consent of each such affected holder; provided, however, that the Company may issue Units as provided in Sections 3.6 and 7.4.2.

6.7        Restrictions on Member Competition. In consideration of the mutual covenants and agreements of the Company and the Members set forth in this Agreement, the Members set forth below hereby covenant and agree as follows:

(a)        Certain Activities of USPB Prohibited. For so long as USPB or any of its Affiliates owns or Controls any Units of the Company, but in any event until December 31, 2021, neither USPB nor any of its Affiliates shall, directly or indirectly, singularly or in the aggregate, own or Control any Ownership Interests of, or otherwise run, manage, operate, direct, Control or participate in the ownership, management, operation or Control of, any Competing Business or any Competing Facility, other than an Ownership Interest of not more than 2.0% in the aggregate in any publicly traded entity that is a Competing Business or that owns or Controls a Competing Business or a Competing Facility.

(b)        Certain Activities of NBPCo Prohibited.

(i)        Except as otherwise set forth below, for so long as NBPCo or any of its Affiliates owns or Controls any Units of the Company, neither NBPCo nor any of its Affiliates shall, directly or indirectly, singularly or in the aggregate, own or Control more than 5% of the Ownership Interests of, or otherwise run, manage, operate, direct, Control or participate in the management, operation or Control of, any Competing Business or any Competing Facility.

(ii)        The Members acknowledge and agree that NBPCo and its Affiliates directly and indirectly compete with the Company in segments of the beef market not constituting a Competing Business or a Competing Facility, and nothing in this Agreement shall in any way limit the ability of NBPCo and its Affiliates to compete with the Company, subject to clauses (i), (iii), (iv) and (v) of this Section 6.7(b).

(iii)        For so long as NBPCo or any of its Affiliates owns or Controls any Units of the Company, if at any time NBPCo or its Affiliates commences a venture on its own that directly or indirectly competes with the Company in a segment of the beef market, then NBPCo will offer the Company an opportunity to supply beef as a raw material to such business activity, on arm’s length terms and conditions.

(iv)        For so long as NBPCo or any of its Affiliates owns or Controls any Units of the Company, if at any time NBPCo or its Affiliates commences a venture in conjunction with a Competing Business or Competing Facility that directly or indirectly competes with the Company in a segment of the beef market, then NBPCo or its Affiliate, as applicable, will offer the Company an opportunity to participate in a comparable venture on terms and conditions that are at least as favorable as the terms and conditions offered to, and agreed with, such Competing Business or Competing Facility. If the opportunity is offered to the Company, and the Company fails, within 30 days after being so presented with such opportunity, to accept such opportunity, or otherwise fails to pursue such opportunity with reasonable diligence, then the Company will waive its right to require NBPCo or its Affiliate, as applicable, to continue such offer and shall likewise waive any claim that the engagement by NBPCo or its Affiliate in such activity with a Competing Business or Competing Facility on the terms and conditions offered to the Company violates this Section 6.7(b) or constitutes a breach of the fiduciary duties of NBPCo’s Manager designee, if applicable.

(v)        NBPCo will not use its or its Affiliate’s Ownership Interest in the Company, to gather Confidential Information from the Company or to block competitive projects of the Company, and NBPCo agrees not to use any Confidential Information for any purpose not related to the Company’s conduct of its business or otherwise in a manner detrimental to the Company. Notwithstanding any other provision of this Agreement, if NBPCo or any of its Affiliates seeks to, or does acquire, engage in, or operate a venture of the type described above or that otherwise competes with the Company, the Board of Managers may restrict the access of NBPCo and its Affiliates to Confidential Information in the Board of Managers’ sole discretion, and NBPCo agrees that, at the request of the Board of Managers, neither NBPCo nor any of its Affiliates will participate in or receive information related to Board of Managers meetings and other discussions relating to such Confidential Information or the consideration of the Company’s involvement in such venture, Competing Business or Competing Facility.

(vi)        Section 6.7(b) may not be amended without the consent of NBPCo so long as NBPCo or any of its Affiliates owns or controls any Units of the Company.

(vii)        For purposes of this Section 6.7(b) only, “Competing Business” means a business or a Person conducting or Controlling a business that directly or indirectly competes with the business of the Company by engaging in the business of cattle slaughtering, beef processing or hide tanning in the United States or Mexico; and “Competing Facility” means any cattle slaughtering facility, any beef processing facility or any hide tanning facility owned by a Competing Business in the United States or Mexico.

(c)        Certain Activities of Klein Prohibited.  Until the two-year anniversary of the date that Klein, New Kleinco and their respective Affiliates no longer own or Control any of the Units of the Company, none of Klein, New Kleinco or their respective Affiliates shall, directly or indirectly, own or Control any Ownership Interests of, or otherwise run, manage, operate, direct, Control or participate in the ownership, management, operation or Control of, any Competing Business or any Competing Facility, other than an Ownership Interest of not more than 2.0% in the aggregate in any publicly traded entity that is a Competing Business or that owns or Controls a Competing Business or a Competing Facility.

(d)        Severability.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.7 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

6.8        Agreement for NBPCo to Negotiate Certain Requirements Contracts in Good Faith. From and after the Effective Date, the Company and NBPCo agree to continue to meet and negotiate in good faith and on an arm’s length basis to ensure the Company’s ability to acquire all its requirements of NBPCo’s finished product, and NBPCo’s ability to acquire all of its requirements of the Company’s trim, with equal to or less than 50% lean, each on terms and conditions at least as favorable as the terms and conditions that such party would permit any other Person to participate in such transactions. This Section 6.8 may not be amended without the consent of NBPCo so long as NBPCo or its Affiliates own or control Units of the Company.

6.9        Agreement Regarding NBPCo Waiver of Right of Set-off. Each of NBPCo and the Company hereby irrevocably waives any right to offset any payment due or claimed to be due to such party under any agreement entered into between them against any amounts that are due or claimed to be due by the other party under any other such agreement. This Section 6.9 may not be amended without the consent of NBPCo, so long as NBPCo or its Affiliates own or control Units of the Company.

6.10        Contracts with Managers or their Affiliates. No contract or transaction between the Company and a Manager or one of its Affiliates, or between the Company and any other entity in which a Manager or one of its Affiliates has a material financial interest, shall be void or voidable solely for this reason, or solely because the Manager is present at or participates in the Board of Managers meeting at which the contract or transaction is authorized or votes to authorize such contract or transaction, if: (a) the material facts of such Manager’s material financial interest are disclosed to the Board of Managers; and (b) the contract or transaction is otherwise permitted, authorized or approved in accordance with this Agreement. The presence of the interested Manager may be counted in determining both the presence of a quorum at any such meeting at which the contract or transaction is authorized and the vote with respect thereto.

6.11        Member Compensation; Expenses; Loans.

(a)        Except as otherwise provided in a written agreement approved by the Board of Managers and with Member Consent, no Member shall receive any salary, fee, or draw for services rendered to or on behalf of the Company. Except as otherwise approved, permitted or contemplated by or pursuant to a policy approved by the Board of Managers and Member Consent, no Member shall be reimbursed for any expenses incurred by such Member on behalf of the Company.

(b)        Subject to Sections 6.6 and 7.4.2, any Member or Affiliate may, to the extent authorized by the Board of Managers and not prohibited by the Credit Documents, lend or advance money to the Company. If any Member or Affiliate shall make any such permitted loan or loans to the Company or advance money on its behalf, the amount of any such loan or advance shall not be treated as a contribution to the capital of the Company but shall be a debt due from the Company and shall be repayable out of the Company’s cash. None of the Members or their Affiliates shall be obligated to make any loan or advance to the Company.

7.	DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES AND DUTIES OF THE BOARD OF MANAGERS

7.1        Board of Managers. The business of the Company shall be managed by the Board of Managers. As of the Effective Date, the Board of Managers shall consist of the individuals set forth in Section 7.2. Thereafter, the individuals constituting the Board of Managers shall be designated by the Members in accordance with the provisions of Section 7.3. Decisions of the Board of Managers shall be decisions of the Company’s “manager” for all purposes of the Act and shall be carried out by officers or agents of the Company designated by the Board of Managers in the resolution in question or in one or more standing resolutions or with the power and authority to do so under Article 8.

A decision of the Board of Managers may be amended, modified or repealed in the same manner in which it was adopted or in accordance with the procedures set forth in this Article 7 as then in effect, but no such amendment, modification or repeal shall affect any Person who has been furnished a copy of the original resolution, certified by a duly authorized officer of the Company, until such Person has been notified in writing of such amendment, modification or repeal.

7.2        Managers. The Managers of the Company comprising the Board of Managers as of the Effective Date, who shall serve for such terms and in such manner as prescribed by this Article 7, are the following Persons:

	Manager Name	Address	Designated By
1.	Marcos Antônio Molina dos Santos (Chairman)	Avenida Queiroz Filho, nº 1560, Bloco 5, Torre Sabiá, 3º andar, Sala 301, Vila Hamburguesa, City of São Paulo, State of São Paulo, 05319-000	NBM
2.	Martin Secco Arias	Avenida Queiroz Filho, nº 1560, Bloco 5, Torre Sabiá, 3º andar, Sala 301, Vila Hamburguesa, City of São Paulo, State of São Paulo, 05319-000	NBM
3.	José Eduardo de Oliveira Miron	Avenida Queiroz Filho, nº 1560, Bloco 5, Torre Sabiá, 3º andar, Sala 301, Vila Hamburguesa, City of São Paulo, State of São Paulo, 05319-000	NBM
4.	Alain Emile Henri Martinet	Avenida Queiroz Filho, nº 1560, Bloco 5, Torre Sabiá, 3º andar, Sala 301, Vila Hamburguesa,	NBM

	Manager Name	Address	Designated By
City of São Paulo, State of São Paulo, 05319-000
5.	Ian David Hill	Avenida Queiroz Filho, nº 1560, Bloco 5, Torre Sabiá, 3º andar, Sala 301, Vila Hamburguesa, City of São Paulo, State of São Paulo, 05319-000	NBM
6.	Brian Friedman	520 Madison Avenue New York, NY 10022	Jefferies
7.	Nicholas Daraviras	520 Madison Avenue New York, NY 10022	Jefferies
8.	Stanley Linville	12200 N. Ambassador Dr. Kansas City, MO 64163	USPB
9.	Timothy M. Klein	10217 Hwy 92 Kearney, MO 64060	CEO

7.3        Number and Designation Rights.

(a)        The Board of Managers shall consist of up to nine Managers, to be appointed as follows:

(i)        Jefferies, for so long as Jefferies and its Affiliates hold the Requisite Percentage, shall have the right to designate two Managers (each such Manager, a “Jefferies Manager”).

(ii)        USPB, until the earliest to occur of (A) USPB ceasing to own at least 1,068 Units and (B) the date on which the Cattle Agreement Trigger occurs, shall have the right to designate one Manager.

(iii)        NBM shall have the right to designate five Managers (each, an “NBM Manager”).

(iv)        The Chief Executive Officer of the Company shall be a Manager.

(b)        Other than with respect to the Managers set forth in Section 7.2, if it is necessary pursuant to this Article 7 to appoint additional or replacement Managers, each Member specified to so designate one or more Manager(s) pursuant to Section 7.3(a) shall designate its Manager(s) by delivering to the Company a written statement designating its Manager(s) and setting forth the respective business address and telephone number of each such Manager. The Members, by signing this Agreement, hereby agree to the designation of the Persons identified above in Section 7.2 hereto as Managers until their successors are designated in accordance with this Article 7, each such Manager, being deemed designated by the Member set forth opposite such Manager indicated above. A Manager need not be a Member.

7.4        Voting and Act of the Board of Managers; Actions Requiring Jefferies Consent; Action without a Meeting.

7.4.1        Subject to Section 7.4.2, each Manager shall have one vote on any matter before the Board of Managers, and any such matter shall be decided by the Board of Managers by the affirmative vote of a majority of the Managers present at a duly held meeting at which a quorum is present, and references in this Agreement to actions by the Board of Managers shall be read accordingly. There shall be no requirement that any action of the Board of Managers be approved by the Managers elected or appointed by a certain group of Members.

7.4.2        Notwithstanding Section 7.4.1, the approval of any of the matters set out on Exhibit B shall require (a) the affirmative vote of a majority of the Managers present at a duly held meeting at which a quorum is present, (b) for so long as Jefferies owns the Requisite Percentage, the approval by Jefferies in its capacity as a Member, and (c) the approval by NBM in its capacity as a Member. When requested by the Board of Managers pursuant to this Section 7.4.2, each of Jefferies and NBM shall, within five Business Days of receipt of such request, provide written notice to the Board of Managers of its determination to consent or not consent to the actions for which such consent is required pursuant to Exhibit B.

7.4.3        Any action required or permitted to be taken at a meeting of the Board of Managers may be taken by unanimous written action signed by all of the Managers comprising the Board of Managers and such writing or writings shall be filed with the records of the meetings of the Board of Managers. Such consent shall be treated for all purposes as the act of the Board of Managers. For the avoidance of doubt, the vote required for a written action pursuant to this Section 7.4.3 shall not affect the vote required for an action to be taken at a meeting of the Board of Managers pursuant to Section 7.4.1.

7.5        Tenure. Except as otherwise provided by law or by this Agreement, each Manager shall remain in office until such Manager dies, resigns, or is removed by the Member designating such Manager.

7.6        Resignation. Any Manager may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein or, if no time be specified then at the time of its receipt by the President or the Secretary of the Company. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

7.7        Removal. A Manager may be replaced or removed at any time by the Member designating such Manager, and may only be removed in accordance with this Section 7.7.

7.8        Vacancies. Any vacancy occurring on the Board of Managers shall be filled by the Member designating such Manager having the right to elect or appoint such Manager. The Board of Managers shall have and may exercise all their powers notwithstanding the existence of one or more vacancies in their number, subject to any requirements of law or of this Agreement as to the number of Managers required for a quorum or for any vote or other action; provided, however, that the Board of Managers may not take any action without first giving a Member able to designate a Manager to fill a vacancy at least 48 hours to fill such vacancy.

7.9        Meetings. Regular meetings of the Board of Managers shall be held from time to time as determined by the Board of Managers. Special meetings of the Board of Managers shall be held upon the call of the Chairman of the Board of Managers, the Chief Executive Officer or any Manager designated by NBM. Board of Managers meetings shall be held at the principal office of the Company or at such other place, either within or without the State of Delaware, as shall be designated by the person calling the meeting and stated in the notice of the meeting. Managers may participate in a Board of Managers meeting by means of video or audio conferencing or similar communications equipment whereby all Managers participating in the meeting can hear each other.

7.10        Notice. Notice of each meeting of the Board of Managers, in writing or by electronic mail, stating the place, day and hour of the meeting, shall be given to each Manager at least 48 hours before the time at which the meeting is to be held. The notice or waiver of notice of any special or regular meeting of the Board of Managers does not need to specify the business to be transacted or the purpose of the meeting.

7.11        Waiver. Whenever any notice is required to be given to a Manager under the provisions of this Agreement, a waiver thereof in writing signed by the Manager, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Attendance of a Manager at any meeting of the Board of Managers shall constitute waiver of notice of such meeting by the Manager, except where the Manager attends a meeting for the express purpose of stating its objection to the transaction of any business because the meeting is not lawfully called or convened.

7.12        Quorum; Attendance by Proxy.

7.12.1        Attendance by all of the NBM Managers and, for so long as Jefferies owns the Requisite Percentage, by at least one Jefferies Manager, shall constitute a quorum necessary for the transaction of business at any regular or special meeting of the Board of Managers; provided that where the attendance of a Jefferies Manager or the NBM Managers is required pursuant to the preceding clause and two consecutive duly-called meetings of the Board of Managers are adjourned due to failure to achieve a quorum as a result of the non-attendance of a Jefferies Manager or the NBM Managers, as applicable, such meeting shall be re-convened again upon two Business Days’ notice to the Managers, and the presence of a Jefferies Manager or all of the NBM Managers, as applicable, shall not be required to constitute a quorum at such third duly-called meeting. If less than a quorum is present, those Managers present may adjourn the meeting from time to time until a quorum shall be present.

7.12.2        Any NBM Manager or Jefferies Manager may designate another NBM Manager or Jefferies Manager, respectively, as his or her proxy to attend a Board of Managers meeting (the Manager giving such proxy being a “Proxy Manager”). Any such Proxy Manager shall be counted as present at such Board of Managers meeting for all purposes under this Agreement, and the vote of such Proxy Manager shall be deemed given by the Manager designated as the receiver of any such proxy as if the Proxy Manager had himself or herself attended such meeting and cast his or her vote in person.

7.13        Compensation. Unless otherwise unanimously approved by the Board of Managers, Managers who are not employees of the Company shall not be compensated for serving as Managers; provided that in the event that a Member designates as a Manager an unrelated third-party (including as to the Member designating such Manager) to serve as one of its Managers, the Board of Managers may determine to compensate such Manager for serving as a Manager up to an aggregate compensation level not to exceed $100,000 per year. Managers shall be entitled to reimbursement for reasonable expenses incurred in attending meetings of the Board of Managers.

7.14        Authority of Board of Managers. Subject to the provisions of this Agreement that require the consent or approval of one or more Members, the Board of Managers shall have the exclusive power and authority to manage the business and affairs of the Company and to make all decisions with respect thereto. Except as otherwise expressly provided in this Agreement, the Board of Managers or Persons designated by the Board of Managers, including officers and agents appointed by the Board of Managers, shall be the only Persons authorized to execute documents which shall be binding on the Company. To the fullest extent permitted by the Act, but subject to any specific provisions hereof granting rights to Members, the Board of Managers shall have the power to perform any acts, statutory or otherwise, with respect to the Company or this Agreement, which would otherwise be possessed by the Members under the Act, and the Members shall have no power whatsoever with respect to the management of the business and affairs of the Company. All decisions and other matters concerning the computation and allocation of items of income, gain, loss, deduction, and credit among the Members, and accounting procedures not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Board of Managers in good faith. Any determination made pursuant to this Section 7.14 by the Board of Managers shall be conclusive and binding on all Members, but subject to written objection and legal action challenging the decision based on lack of good faith. The power and authority granted to the Board of Managers shall include all those necessary, convenient or incidental for the accomplishment of the purposes of the Company and shall include the power to make all decisions with regard to the management, operations, assets, financing and capitalization of the Company, including without limitation, the power and authority to undertake and make decisions concerning (in each case subject to the terms, conditions, and special approval requirement of this Agreement): (a) hiring and firing employees, attorneys, accountants, brokers, investment bankers and other advisors and consultants, (b) entering into leases for real or personal property, (c) opening bank and other deposit accounts and operations thereunder, (d) purchasing, constructing, improving, developing and maintaining real property, (e) purchasing insurance, goods, supplies, equipment, materials and other personal property, (f) borrowing money, obtaining credit, issuing notes, debentures, securities, equity or other interests of or in the Company and securing the obligations undertaken in connection therewith with mortgages on, pledges of and security interests in all or any portion of the real or personal property of the Company, (g) making investments in or the acquisition of securities of any Person, (h) giving guarantees and indemnities, (i) entering into contracts or agreements, whether in the ordinary course of business or otherwise, (j) mergers with or acquisitions of other Persons, (k) dissolution, (l) the sale or lease of all or any portion of the assets of the Company, (m) forming subsidiaries or joint ventures, (n) compromising, arbitrating, adjusting and litigating claims in favor of or against the Company and (o) all other acts or activities necessary, convenient or incidental for the accomplishment of the purposes of the Company including any and all actions that the Company may take as described in Section 2.6.

7.15        Reliance by Third Parties. Any person or entity dealing with the Company or the Members may rely upon a certificate signed by a Manager as to: (a) the identity of the Members, (b) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by Members or are in any other manner germane to the affairs of the Company, (c) the Persons which are authorized to execute and deliver any instrument or document of or on behalf of the Company, (d) the authorization of any action by or on behalf of the Company by the Board of Managers or any officer or agent acting on behalf of the Company or (e) any act or failure to act by the Company or as to any other matter whatsoever involving the Company or the Members.

8.	DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES AND DUTIES OF OFFICERS AND AGENTS

8.1        Officers, Agents. The Board of Managers by vote or resolution shall have the power to appoint officers and agents to act for the Company with such titles, if any, as the Board of Managers deems appropriate and to delegate to such officers or agents such of the powers as are granted to the Board of Managers hereunder, including the power to execute documents on behalf of the Company, as the Board of Managers may in its sole discretion determine; provided, however, that no such delegation by the of Managers shall cause the Persons constituting the Board of Managers to cease to be the “managers” of the Company within the meaning of the Act. The officers so appointed may include persons holding titles such as Chairman, Chief Executive Officer, President, Chief Financial Officer, Executive Vice President, Chief Accounting Officer, Vice President, and Secretary. Unless the authority of the officer in question is limited or specified in the document appointing such officer or in such officer’s employment agreement or is otherwise specified or limited by the Board of Managers, any officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority and as more specifically set forth in this Article 8; provided, however, that without the required consents pursuant to Sections 6.6 and 7.4.2 no officer shall take any action for which the consent of certain Members is required thereunder; and provided, further, that without the required consent pursuant to Section 8.10, no officer shall take any action for which consent is required thereunder.

8.2        Election. Officers may be elected by the Board of Managers at any time. At any time or from time to time the Board of Managers may delegate to any officer their power to elect or appoint any other officer or any agents. Officers must be natural persons.

8.3        Tenure. Each officer shall hold office until its respective successor is chosen and qualified unless a different period shall have been specified by the terms of its election or appointment, or in each case until he or she sooner dies, resigns, is removed or becomes disqualified. Each agent shall retain its authority at the pleasure of the Board of Managers, or the officer by whom he or she was appointed or by the officer who then holds agent appointive power.

8.4        Chairman of the Board of Managers, Chief Executive Officer, President and Vice President. The Chairman of the Board of Managers, if any, shall be selected by NBM for so long as NBM remains a Member and shall not be an officer of the Company and shall instead have such duties and powers as shall be designated from time to time by the Board of Managers. Subject to the terms and conditions of this Agreement, the Chief Executive Officer shall have direct and general charge and supervision of all business and administrative operations of the Company and all other such duties, responsibilities authority and privileges as are set forth in his employment agreement, if any, as amended from time to time, in addition to those duties, responsibilities, authority and privileges as are delegated to him by the Board of Managers or that a Chief Executive Officer of a Delaware corporation would have in respect of a Delaware corporation in the absence of a specific delegation of such duties, responsibility, authority and privileges. The Chief Executive Officer shall also perform such other duties that may be assigned by the Board of Managers to the extent consistent with this Agreement and his employment agreement, if any, as amended from time to time. The President and any Vice Presidents, if any, shall have duties as shall be designated from time to time by the Chief Executive Officer or by the Board of Managers.

8.5        Chief Financial Officer. Unless the Board of Managers otherwise specifies, the Chief Financial Officer of the Company shall be in charge of its funds and valuable papers, its books of account and accounting records, and of its accounting procedures and shall have such other duties and powers as may be designated from time to time by the Chief Executive Officer or the Board of Managers.

8.6        Secretary and Assistant Secretaries. The Secretary shall record all proceedings of the Members and the Board of Managers in a book or series of books to be kept therefor and shall file therein all actions by written consent of the Board of Managers. In the absence of the Secretary from any meeting, an Assistant Secretary, or if no Assistant Secretary is present, a temporary secretary chosen at the meeting, shall record the proceedings thereof. The Secretary shall keep or cause to be kept records, which shall contain the names and record addresses of all Members. The Secretary shall have such other duties and powers as may from time to time be designated by the Board of Managers, the Chair of the Board of Managers or the Chief Executive Officer. Any Assistant Secretaries shall have such duties and powers as shall be designated from time to time by the Board of Managers, the Chair of the Board of Managers, the Chief Executive Officer or the Secretary.

8.7        Vacancies. If the office of any officer becomes vacant, the Board of Managers may choose a successor. Each such successor shall hold office for the unexpired term, and until its successor is chosen and qualified or in each case until he or she sooner dies, resigns, is removed or becomes disqualified.

8.8        Resignation and Removal. Subject to the terms of any applicable employment agreement of an officer, the Board of Managers may at any time remove any officer either with or without cause. The Board of Managers may at any time terminate or modify the authority of any agent. Any officer may resign at any time by delivering its resignation in writing to the Chairman of the Board of Managers, the Chief Executive Officer or the Secretary or to a meeting of the Board of Managers. Such resignation shall be effective upon receipt unless specified to be effective at some other time, and without in either case the necessity of its being accepted unless the resignation shall so state.

8.9        Compensation. Officers shall receive such compensation as may be determined from time to time by resolution of the Board of Managers or as otherwise provided in a written employment agreement.

8.10        Certain Actions Requiring Board of Managers Consent. Notwithstanding any delegation of the Board of Managers’ authority to any officer pursuant to the foregoing provisions of this Article 8 and notwithstanding any other provision of this Agreement or any employment agreement between such officer and the Company, the power to take the following actions shall be vested exclusively in the Managers (subject to Sections 6.6 and 7.4.2), unless the Board of Managers gives its express prior consent thereto:

(a)        Entering into any contract, agreement or arrangement with any Person (including with accountants, investment bankers or consultants) where the aggregate expenditure of the Company with respect to any such Person in any Fiscal Year will or is reasonably likely to exceed $1,000,000, excluding those expenditures in the ordinary course of business or that are contemplated in the annual budget approved by the Board of Managers.

(b)        Entering into any agreement for the borrowing of money (whether in the public or private markets), obtaining credit (other than trade credit in the normal course of business) or amending in any material respect any of the terms and conditions of any of the Credit Documents.

(c)        Issuances of additional Units of the Company.

(d)        Securing any obligations of the Company with any of its assets.

(e)        Distributions of cash (or other Company assets) to Members.

(f)        Acquisitions, disposals or sales of properties or assets (whether effected by merger, sale of assets, lease or equity exchange or otherwise), other than in the ordinary course of business or as contemplated in the annual budget approved by the Board of Managers, and other than in any transaction involving less than $1,000,000.

(g)        Adoption of or changes in the annual budgets which shall be prepared by the officers of the Company in detail reasonably satisfactory to, and approved by, the Board of Managers, and which shall be consistent with the format used by the Company for preparation of its annual and quarterly financial statements.

(h)        Making unbudgeted expenditures of $1,000,000 or more in any Fiscal Year.

(i)        Approval of any Succession Plan or changes or amendments of the Succession Plan.

(j)        Hiring, firing, promotion or demotion of any officer on the Senior Management Team or the Chief Financial Officer.

(k)        Termination and hiring of general legal counsel for the Company and the hiring of special legal counsel.

(l)        Approval of the Company’s expense reimbursement policies, to the extent relating to members of the Senior Management Team, and the Company’s currency or securities hedging and insurance policies.

(m)        The formation of or investment in any Subsidiaries and any agreements relating thereto, including without limitation any agreements with joint venturers, partners or co-investors.

(n)        The approval of any employment (or similar) contract or agreement under which the obligations of the Company exceed (or are expected to exceed) $1,000,000 over the term of such contract or agreement or exceed (or are expected to exceed) $333,333 in any Fiscal Year.

(o)        Initiating, revising or eliminating any management bonus program.

(p)        Making any material public announcement outside the normal course of business, unless the making of such public announcement is: (i) necessary to prevent a material adverse effect on the business of the Company or is otherwise required by applicable law; or (ii) deemed necessary and appropriate by the Senior Management Team to avoid an imminent public health danger.

(q)        Approving all new sites for office space, plants or other operations and of associated capital expenditures, other than those contemplated in the annual budget approved by the Board of Managers.

(r)        Indemnifying any officer, manager, employee or agent of the Company or its Subsidiaries on behalf of the Company or its Subsidiaries.

(s)        Initiating or settling any litigation where the resulting loss or damage (plus any costs, including attorneys’ fees) will or could reasonably be anticipated to exceed $1,000,000.

9.	BOOKS, RECORDS, ACCOUNTING AND REPORTS

9.1        Books and Records. The books and records of the Company shall reflect all the Company’s transactions and shall be appropriate and adequate for the Company’s business. The Company shall maintain at its principal office or such other office as the Board of Managers shall determine all of the following:

(a)        A current list of the full name and last known business or residential address of each Member and Manager;

(b)        information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each Member became a Member of the Company;

(c)        A copy of the Certificate of Formation and this Agreement, including any amendments to either thereof, together with executed copies of any powers of attorney pursuant to which the Certificate of Formation, this Agreement or any amendments have been executed;

(d)        Copies of the Company’s federal, state and local income tax or information returns and reports;

(e)        The audited financial statements of the Company; and

(f)        The Company’s books and records.

9.2        Delivery to Member, Inspection; etc. Upon the request of any Member for any purpose reasonably related to such Member’s Interest, the Board of Managers shall allow the Member and its designated representatives or agents, upon at least two Business Days prior written notice to the Board of Managers and during reasonable business hours, to examine the Company’s books and records for such purpose at the Member’s sole cost and expense. A Member requesting such an examination of the Company’s books and records may also request, and the Board of Managers shall endeavor to cause, that Managers, members of the Senior Management Team, and the independent certified public accountants for the Company be made available to discuss such books and records. In addition, each Member shall have the right to obtain from the Company such other information regarding the Company’s affairs and financial condition as is just and reasonable. The foregoing rights shall be subject to Section 9.6 and to such reasonable standards as may be established by the Board of Managers from time to time. Notwithstanding anything to the contrary herein, information obtained in connection with this Section 9.2 shall be deemed Confidential Information and not be used in competition with the Company. The rights and privileges set forth in this Section 9.2 shall not apply (a) to a Member whose Governance Rights have terminated pursuant to Section 3.5 hereof, (b) to any assignee of a Member except to the extent required by the Act, (c) in any event to any Member who is employed by, retained by, Affiliated with or Controlled by a Competing Business at the time of request or examination, or (d) in the event that the provision of such information gives rise to or would reasonably be expected to give rise to U.S. Securities and Exchange Commission reporting obligations.

9.3        Accounting; Fiscal Year. The Company shall use the accrual method of accounting in preparing its financial reports and for tax purposes and shall keep its books and records accordingly. The Board of Managers may, without any further consent of the Members (except as specifically required by the Code), apply for IRS consent to, and otherwise effect a change in, the Company’s Fiscal Year.

9.4        Reports.

(a)        In General. The Chief Financial Officer of the Company shall be responsible for causing the preparation of financial reports of the Company and the coordination of financial matters of the Company with the Company’s accountants.

(b)        Periodic and Financial Reports. The Company shall maintain and provide to each Member upon request, the financial statements listed in clauses (i) and (ii) below, prepared, in each case (other than Capital Contributions, profits and losses and other allocations, distributions and Capital Accounts with respect to Member’s Capital Accounts, which shall construed, determined and reported to Members in accordance with this Agreement) in accordance with GAAP.

(i)        As soon as practicable following the end of each Fiscal Year (and in any event within the time frame required by Jefferies for its reporting processes), an unaudited balance sheet of the Company as of the end of such Fiscal Year and the related statements of operations and cash flows for such Fiscal Year. As soon as practicable following the end of each Fiscal Year (and in any event within the time frame required by Jefferies for its reporting processes), a balance sheet of the Company as of the end of such Fiscal Year and the related statements of operations, Members’ Capital Accounts and changes therein, and cash flows for such Fiscal Year, together with appropriate notes to such financial statements, all of which shall be audited and certified by the Company’s accountants, and in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the immediately preceding Fiscal Year.

(ii)        As soon as reasonably practicable following the end of each of the first three fiscal quarters of each Fiscal Year and following the end of each of the first 11 fiscal months of each Fiscal Year (and in any event within the time frame required by Jefferies for its reporting processes), an unaudited balance sheet of the Company as of the end of such fiscal quarter or fiscal month, as the case may be, and the related unaudited statements of operations and cash flows for such fiscal quarter or fiscal month, as the case may be, and for the Fiscal Year to date, in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the prior Fiscal Year’s fiscal quarter or fiscal month, as the case may be, and the fiscal quarter or fiscal month, as the case may be, just completed.

(c)        IFRS. Notwithstanding the above, the Company shall maintain and provide to each Member upon request (i) such data, and in such format, as may be required to enable the Investor to prepare financial information under International Financial Reporting Standards (“IFRS”) and (ii) a reconciliation between GAAP and IFRS. The Company shall, upon request of any NBM Manager, prepare or cause to be prepared annual and quarterly financial statements in accordance with IFRS.

(d)        Other Reports. The Board of Managers shall cause to be delivered promptly to Members such other information that is customarily provided the shareholders or members, such as reports of adverse developments, management letters, communications with Members of Managers, press releases and registration statements.

9.5        Filings. At the Company’s expense, NBM shall cause all tax returns required to be filed by the Company to be prepared and timely filed (including extensions) with the appropriate authorities and to have prepared and to furnish to each Member such information with respect to the Company (including without limitation a schedule setting forth such Member’s distributive share of the Company’s income, gain, loss, deduction and credit as determined for federal income tax purposes) as is necessary to enable such Member to prepare such Member’s federal, state and local income tax returns. NBM, at the Company’s expense, shall also cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative authorities, all reports required to be filed by the Company with those entities under then current applicable laws, rules and regulations.

9.6        Non-Disclosure.

9.6.1        Each Member agrees that, except as otherwise consented to by the Board of Managers, all non-public information furnished to such Member pursuant to this Agreement or otherwise regarding the Company or its business that is not generally available to the public (“Confidential Information”) will be kept confidential and will not be used by such Member (or its Affiliates, agents, representatives or employees) in competition with the Company or disclosed by such Member, or by any of such Member’s agents, representatives or employees, in any manner, in whole or in part, except that (a) each Member shall be permitted to disclose such Confidential Information to those of such Member’s agents, representatives and employees who need to be familiar with such information in connection with such Member’s investment in the Company and who are charged with an obligation of confidentiality, (b) each Member shall be permitted to disclose such Confidential Information to such Member’s partners and equity holders so long as they agree to keep such information confidential on the terms set forth herein, (c) each Member shall be permitted to disclose Confidential Information to the extent required by law or rules and regulations of any applicable stock exchange on which a Member’s securities are listed or traded, so long as such Member shall have first provided the Company a reasonable opportunity to contest the necessity of disclosing such information, and (d) each Member shall be permitted to disclose Confidential Information to the extent necessary for the enforcement of any right of such Member arising under this Agreement. Notwithstanding the foregoing, each Member (and each employee, representative or other agent of the Member) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the Member relating to such tax treatment and tax structure.

9.6.2        Each Member agrees that it shall be liable for any breach or violation of the provisions of Section 9.6.1 by any Person to whom such Member provides Confidential Information (other than the Company). The covenants and undertakings contained in Section 9.6.1 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of Section 9.6.1 will cause irreparable injury to the Company, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of Section 9.6.1 may be inadequate. Therefore, notwithstanding anything to the contrary, the Company shall be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of any provision of Section 9.6.1 without the necessity of proving actual damages or posting any bond whatsoever. The rights and remedies provided by Section 9.6.1 are cumulative and in addition to any other rights and remedies which the Company may have hereunder or at law or in equity.

9.6.3        Each Member is aware that (i) Jefferies is an “issuer” of securities under United States securities laws and NBM Ultimate Parent is an “issuer” of securities under Brazilian securities laws and (ii) that United States and Brazilian securities laws prohibit any individual who has received from an issuer or any of its Affiliates (including the Company) any material, non-public information regarding such issuer or any of its Affiliates from purchasing or selling securities of such issuer or from communicating such information to any other individual under circumstances in which it is reasonably foreseeable that such individual is likely to purchase or sell securities of such issuer. As a consequence of its respective investments in the Company, each Member will from time to time receive confidential information concerning the Company that will constitute material, non-public information concerning Jefferies and NBM Ultimate Parent. Each Member acknowledges this prohibition and agrees to advise its respective Affiliates of this prohibition.

9.7        Restrictions on Receipt. The rights of Members to receive reports or to request information pursuant to this Article 9 shall be subject to Section 3.5.

10.	TAX MATTERS

10.1        Tax Matters Member. The provisions of this Section 10.1 shall apply for and with respect to taxable years ending on or prior to December 31, 2017, and all references to the “Code” herein are as the Code in effect prior to amendment by the Bipartisan Budget Act of 2015 (and any similar provision under state or local law).

10.1.1        Jefferies shall designate a qualifying Member to act as the tax matters partner of the Company (the “Tax Matters Member”) as defined in Section 6231(a)(7) of the Code. The Tax Matters Member will represent the Company in any audits, disputes or controversies or proceedings under the TEFRA Rules; provided, however, that the Tax Matters Member shall keep the Board of Managers informed as to all material developments with respect to such audits, disputes or controversies and shall not have any right to settle or compromise any such audits, disputes, controversies or proceedings without approval of the Board of Managers. The Tax Matters Member shall (a) furnish to each Member affected by an audit of Company income tax returns a copy of each notice or other communication received from the IRS or applicable state authority and (b) keep such Members informed of any administrative or judicial proceeding, as required by Section 6223(g) of the Code.

10.1.2        The Company shall not be obligated to pay any fees or other compensation to the Tax Matters Member in its capacity as such. However, the Company shall reimburse the reasonable expenses (including reasonable outside attorneys’ and other reasonable outside professional fees, and allocated overhead and internal costs) incurred by the Tax Matters Member in such capacity. The cost of any resulting audits or adjustments of a Member’s tax return shall be borne solely by the affected Member.

10.1.3        The Company shall indemnify and hold harmless the Tax Matters Member from and against any loss, liability, damage, cost or expense (including reasonable attorneys’ and accountants’ fees) sustained or incurred as a result of any act or decision concerning Company tax matters and within the scope of such Member’s responsibilities as Tax Matters Member, so long as such act or decision was not the result of gross negligence, fraud or willful misconduct by the Tax Matters Member. The Tax Matters Member shall be entitled to rely on the advice of outside legal counsel and accountants as to the nature and scope of its responsibilities and authority as Tax Matters Member, and any act or omission of the Tax Matters Member pursuant to such advice in no event shall subject the Tax Matters Member to liability to the Company or any Member, unless such act or omission pursuant to such advice is as a result of gross negligence, fraud or willful misconduct by the Tax Matters Member.

10.2        Partnership Representative. The provisions of this Section 10.2 shall apply for and with respect to taxable years beginning after December 31, 2017, and all references to the “Code” herein are as amended by the Bipartisan Budget Act of 2015 (or any successor thereto and any similar provision under state or local law).

10.2.1        Partnership Representative. NBM (or, if NBM no longer has the right to designate a majority of the Managers, the Board of Managers) shall designate the Company’s partnership representative (the “Partnership Representative”) under Section 6223 of the Code (which may be NBM or any other person designated by NBM or the Board of Managers, as applicable). Each Member hereby consents to such designation and agrees that, upon the request of NBM, it will execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent. The Partnership Representative shall be promptly reimbursed for all reasonable expenses (including reasonable outside attorneys’ and other reasonable outside professional fees, and allocated overhead and internal costs) incurred by it in connection with service as Partnership Representative (as applicable) to the extent such reimbursement is not prohibited by applicable law. Nothing herein shall be construed to restrict NBM from causing the Company to engage an accounting firm or legal counsel to assist the Partnership Representative in discharging its duties hereunder. The Partnership Representative will represent the Company in any audits, disputes, controversies or proceedings under the Partnership Tax Audit Rules; provided, however, that the Partnership Representative shall keep the Board of Managers informed as to all material developments with respect to such audits, disputes or controversies and shall not have any right to settle or compromise any such audits, disputes, controversies or proceedings without approval of the Board of Managers. The Company and the Partnership Representative shall keep the Members informed of any inquiries, audits, other proceedings or tax deficiencies assessed or proposed to be assessed (of which the Company or Partnership Representative is actually aware) by any taxing authority against the Company or the Members.

10.2.2        Election Out of Partnership Audit Procedures. So long as the Company satisfies the provisions of Sections 6221(b)(1)(B) through (D), the Partnership Representative, with the approval of the Board of Managers, may cause the Company to make the election set forth in Section 6221(b)(1) of the Code so that the Partnership Tax

Audit Rules shall not apply to the Company. If such election is made, the Partnership Representative shall provide the proper notice to each Member in accordance with Section 6221(b)(1)(E).

10.2.3        Partnership Level Assessments. Provided the election described in Section 10.2.2 is not in effect, in the case of any adjustment by the IRS in the amount of any item of income, gain, loss, deduction, or credit of the Company or any Member’s distributive share thereof (“IRS Adjustment”), the Partnership Representative, acting at the direction of NBM or the Board of Managers, as applicable, shall respond to such IRS Adjustment in accordance with either 10.2.3(a) or (b).

(a)        In accordance with Section 6225 of the Code, the Partnership Representative may cause the Company to pay any Imputed Tax Underpayment imposed in the Adjustment Year. The Partnership Representative shall use reasonable efforts to pursue available procedures to reduce any Imputed Tax Underpayment on account of any Member’s tax status.

(b)        Alternatively, the Partnership Representative may elect under Section 6226 of the Code to cause the Company to issue adjusted IRS Schedules “K-1” (or such other form as applicable) reflecting a Member’s shares of any IRS Adjustment for the Adjustment Year.

(c)        In connection with any decision by the Partnership Representative, acting at the direction of the Board of Managers, regarding whether to make the election described in Section 6226 of the Code pursuant to this Section 10.2.3(b), the Partnership Representative shall use commercially reasonable efforts to take into consideration the relative costs and the tax consequences to the Company and the Members of making or not making such election. If the Partnership Representative determines not to make the election described in Section 6226 of the Code, the Partnership Representative will use commercially reasonable efforts to (i) take into account the tax status of each Member, when determining the amount of the Company’s Imputed Tax Underpayment that is attributable to each Member, to the extent permitted by applicable law, and (ii) allocate such amount in such manner that no Member will bear the economic burden of any Imputed Tax Underpayment that is not attributable to such Member to the extent practicable. For purposes of the preceding sentence, the Partnership Representative shall use commercially reasonable efforts to take into account amended tax returns timely filed by each Member, as described in Section 6225(c)(2) of the Code, to the extent permitted by applicable law, and the Partnership Representative shall use commercially reasonable efforts to furnish to each Member, in a timely manner and to the extent reasonably available to the Partnership Representative, such information as such Member may reasonably request to prepare such amended tax returns to the extent practicable.

(d)        Each Member agrees to (i) treat each item of income, gain, loss, deduction, or credit attributable to the Company in a manner which is consistent with the treatment of such item on the tax returns of the Company and (ii) provide the Company and the Partnership Representative with any information, documentation, or certification that the Company or Partnership Representative reasonably requests in connection with an audit, dispute, controversy or other tax proceeding relating to the Company, including any information or certifications that may be necessary for the Partnership Representative to reduce Imputed Tax Underpayment or make an election under Section 6226 of the Code.

10.2.4        Indemnification for Partnership Adjustments. Each Member hereby agrees to indemnify and hold harmless the Company, the Board of Managers, the Partnership Representative (including NBM in its capacity as such) or any of their respective Affiliates, or any of their respective officers, directors, employees, managers, members and, as determined by the Board of Managers in its sole and absolute discretion, consultants or agents, from and against any liability, cost, penalty, interest or expense (including, but not limited to, legal and accounting fees) with respect to any Imputed Tax Underpayment or other IRS Adjustment, regardless of whether such Member is a Member of the Company in an Adjustment Year, with such proportionate share as reasonably determined by the Board of Managers, including the Board of Managers’ reasonable discretion, based on each Member’s interest in the Company in the Reviewed Year, each Member’s tax status and a Member’s timely provision of information necessary to reduce the amount of Imputed Tax Underpayment set forth in Section 6225(c) of the Code. A Member’s reimbursement obligation pursuant to this Section 10.2.4 shall be effected, at the sole option of NBM or such other indemnified person, either by (i) the Member’s immediate payment in cash to the Company or such other indemnified person and/or (ii) the Company’s retention of amounts of distributable cash that would otherwise be distributable to such Member (any amount so retained shall be treated as distributed to such Member for purposes of Section 5.2) and/or (iii) the Company’s making of the relevant payment on behalf of such Member (any amount so paid, together with any costs and expenses incurred by the Company in relation to such payment, to be repaid by reducing the amount of the next succeeding distribution or distributions that would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by reimbursement by such Member). NBM and the Company will be entitled to take any other action determined to be necessary or appropriate in connection with any obligation or possible obligation to impose withholding pursuant to any tax law or to pay any tax with respect to a Member.

10.2.5        The obligations under this Section 10.2 shall survive a Member’s ceasing to be a Member of the Company and/or the termination, dissolution, liquidation and winding up of the Company.

10.3        Tax Returns. Unless otherwise agreed by the Board of Managers, all returns of the Company shall be prepared by the Company’s independent certified tax accountants under the direction of the Board of Managers, with such returns being prepared consistent with past practice except to the extent otherwise required by applicable law.

10.4        Tax Elections. Subject to Section 7.4.2, NBM shall, without any further consent of the Members being required (except as specifically required herein), cause the Company to make any and all elections for federal, state, local, and foreign tax purposes including, without limitation, any election, if permitted by applicable law: (i) to make the election provided for in Code Section 6231(a)(1)(B)(ii) (prior to amendment under to the Bipartisan Budget Act of 2015) or take any other action necessary to cause the provisions of Code Sections 6221 through 6231 (as amended by the Bipartisan Budget Act of 2015) to apply to the Company (ii) to take any action necessary or appropriate to continue the election made by the Company pursuant to Code Section 754 as in effect on the Effective Date, including making a new or a protective Section 754 election, to ensure that such Section 754 election is and remains effective and that the Section 754 election is not revoked without the consent of all Members, and to adjust the basis of Property pursuant to Code Sections 734(b) and 743(b), or comparable provisions of state, local or foreign law, in connection with Transfers of Interests and Company distributions; (iii) to extend the statute of limitations for assessment of tax deficiencies against the Members with respect to adjustments to the Company’s federal, state, local or foreign tax returns; and (iv) acting at the direction of the Board of Managers, and keeping the Board of Managers informed as to all material developments with respect thereto, to represent the Company and the Members before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company or the Members in their capacities as Members (other than those matters described in Sections 10.1 and 10.2 that are represented by the Tax Matters Member or the Partnership Representative, as applicable), and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Members with respect to such tax matters or otherwise affect the rights of the Company and the Members.

10.5        Tax Information. Necessary tax information shall be delivered to each Member as soon as practicable after the end of each Fiscal Year of the Company but not later than 5 months after the end of each Fiscal Year.

11.	TRANSFER OF INTERESTS

11.1        Transfer.

11.1.1        During the Lock Up Period, except for Transfers (a) pursuant to Section 11.2 to a Permitted Transferee, (b) for a Permitted Financing Pledge or (c) pursuant to Article 12, no Member shall Transfer all or any part of its Units, or the economic or other rights that comprise such Member’s Interest, unless such Transfer is first approved by a majority of the Managers who were not appointed by the Member seeking approval for such Transfer, which approval may be granted or withheld in the sole discretion of such Managers; provided, that following the Lock Up Period Early Termination Date, this Section 11.1.1 shall not apply to the Minority Members.

11.1.2        A Minority Member may not Transfer all or any part of its Units, or the economic or other rights that comprise such Member’s Interest, to any Named Competitors, unless such Transfer is first approved by a majority of the Managers who were not appointed by the Member seeking approval for such Transfer, which approval may be granted or withheld in the sole discretion of such Managers.

11.1.3        The Company shall maintain a record of the ownership of Units, which shall be as set forth on Exhibit A and shall be amended from time to time to reflect permitted Transfers of ownership of Units. Subject to restrictions on the transferability of Units as set forth herein, Units shall be Transferred by delivery to the Company of an instruction by the registered owner of a Unit requesting registration of Transfer of such Units and the recording of such Transfer in the records of the Company.

11.2        Permitted Transferees. Subject to Sections 11.3 and 11.4, a Member shall be entitled to Transfer all or any portion of such Member’s Units to a direct or indirect Subsidiary of such Member; provided that (a) NBM and NBM Ultimate Parent shall also be permitted to Transfer its Units to another Subsidiary of NBM Ultimate Parent, and (b) Jefferies shall also be permitted to Transfer its Units to another Subsidiary of Jefferies (each such Subsidiary is referred to herein as a “Permitted Transferee”). In no event shall all or any part of a Unit be Transferred to a minor or incompetent except in trust or pursuant to the Uniform Gifts to Minors Act.

11.3        Transfer Requirements. No Person to whom any of a Member’s Units are Transferred (including a Permitted Transferee) shall be admitted to the Company as a Member (as limited under certain circumstances in accordance with Section 11.8) unless the following conditions are satisfied or such conditions are waived by the Board of Managers:

(a)        a duly executed written instrument of Transfer is provided to the Board of Managers, specifying the Units being Transferred and setting forth the intention of the Member effecting the Transfer that the transferee succeed to a portion or all of such Member’s Units;

(b)        an opinion of responsible counsel (who may be counsel for the Company), reasonably satisfactory in form and substance to the Board of Managers to the effect that:

(i)        such Transfer would not violate the Securities Act or any state securities or blue sky laws applicable to the Company or the Interest to be Transferred;

(ii)        such Transfer would not cause the Company to be considered a publicly traded partnership under Section 7704(b) of the Code; and

(iii)        such Transfer would not cause the Company to lose its status as a partnership for federal income tax purposes; and

(c)        the transferee provides a statement, in form and substance reasonably satisfactory to the Board of Managers, certifying that it has complied with its withholding obligations under Section 1446(f) of the Code (including having obtained an executed affidavit described in Section 1446(f)(2) of the Code from the Member effecting the Transfer, if applicable);

(d)        the Member effecting the Transfer and the transferee, as applicable, execute and deliver to the Board of Managers a joinder hereto, a special power of attorney as provided in Section 18.3 and any other instruments reasonably necessary to evidence acceptance by the transferee of this Agreement and such transferee’s agreement to be bound by and comply with the provisions hereof; and

(e)        the Member effecting the Transfer or the transferee pays to the Company a transfer fee in an amount sufficient to cover the reasonable expenses incurred by the Company in connection with the admission of the transferee.

11.4        Consent. Subject to Section 11.8, each Member hereby agrees that upon satisfaction of the terms and conditions of this Article 11 with respect to any proposed Transfer, the Person proposed to be such transferee may be admitted as a Member.

11.5        Withdrawal of Member. If a Member Transfers all of its Units pursuant to Section 11.1 and the transferee of such interest is admitted as a Member pursuant to Section 11.3 (whether or not such Member’s status is limited pursuant to Section 11.8), such transferee shall be admitted to the Company as a Member effective on the effective date of the Transfer or such other date as may be specified when the transferee is admitted and, immediately following such admission, the transferor Member shall cease to be a Member of the Company. Upon the transferor Member’s withdrawal from the Company, the withdrawing Member shall not be entitled to any Distributions, or any other rights associated with an Interest in the Company, from and after the date of such withdrawal or Transfer.

11.6        Noncomplying Transfers Void. Any Transfer in contravention of this Article 11 shall be void ab initio and of no force or effect, and shall not bind nor be recognized by the Company.

11.7        Amendment of Exhibit A. In the event of the admission of any transferee as a Member of the Company, the Board of Managers shall promptly amend Exhibit A to reflect such Transfer or admission, as the case may be, and it shall deliver promptly to each Member a copy of such amended Exhibit A.

11.8        Limited Interests. If the Interests with respect to Units held by a Member have been limited as required by Section 3.5 and such Member shall wish to Transfer, or shall have Transferred, Units in accordance with this Article 11, the limitations imposed by Section 3.5 on such Interests shall be removed only with the consent of the Board of Managers.

11.9        Permitted Financing Pledge. The Units owned by NBM or its Permitted Transferee and all associated rights and powers may be pledged or assigned to any lender or lenders (or an agent therefor) in a Permitted Financing Pledge as collateral for the indebtedness, liabilities and obligations of NBM or such Permitted Transferee to such lender or lenders, and any such pledged or assigned Units and all associated rights and powers shall be subject to such lender’s or lenders’ (or agent’s) rights under any collateral documentation governing or pertaining to the Permitted Financing Pledge. The Permitted Financing Pledge shall not, except as otherwise may result due to an exercise of rights and remedies under such collateral documentation, cause NBM or its Permitted Transferee to cease to be a Member or to have the power to exercise any rights or powers of a Member and, except as provided in such collateral documentation, such lender or lenders (and agent therefor) shall not have any liability solely as a result of such Permitted Financing Pledge. Without limiting the generality of the foregoing, the right of such lender or lenders (or an agent therefor) to enforce and exercise their rights and remedies under such collateral documentation is hereby acknowledged and, subject to compliance with the terms and conditions of Section 11.3 of this Agreement, any such action taken in accordance therewith shall be valid and effective for all purposes under this Agreement, the Certificate (in each case, regardless of any restrictions or procedures otherwise herein or therein contained) and applicable law (including the Act), and any Transfer of the Units to or by such lender or lenders (or an agent therefor) pursuant to any such collateral documentation in connection with the exercise of any such lender’s or lenders’ or agent’s rights under the Permitted Financing Pledge shall be valid and effective for all purposes, including, without limitation, under Sections 18-702 and 18-704 of the Act, this Agreement, the Certificate and other applicable law, to transfer all right, title and interest (including all rights, powers, liabilities and obligations) of NBM or its Permitted Transferee to itself or themselves or its or their owned and controlled designee or any other Person (each an “Assignee”) in accordance with such collateral documentation, the terms and conditions of Section 11.3 of this Agreement and applicable law, and such Assignee shall (without further requirements or restrictions, including under any other section of Articles 11, 12 and 13 hereof) be a Member of the Company with all rights, powers, liabilities and obligations that NBM or its Permitted Transferee enjoyed or was subject to prior to its exercise of its rights under the Permitted Financing Pledge collateral documents (and, where applicable, as a “member” under the Act); provided that all Transfers of such Units after the Transfer in which the Assignee became a Member pursuant to the exercise of the Permitted Financing Pledge collateral documents shall be subject to all of the terms and conditions of this Agreement.

11.10        Member Bankruptcy Events. Any Member, or any assignee who becomes a Member, shall not cease to be a Member upon the occurrence of any of the events set forth in Section 18-304 of the Delaware Limited Liability Company Act (with respect to such Member) and shall continue to be a Member until such time as such Member’s Units are effectively Transferred.

12.	RIGHT OF FIRST OFFER; TAG-ALONG RIGHTS; LIQUIDITY OPTION

12.1        Right of First Offer.

12.1.1        Following the Lock Up Period, if any Member (for purposes of this Section 12.1, the “Selling Member”), wishes to Transfer all or any portion of its Units, whether on its own initiative or in response to a bona fide offer from any Person, such Selling Member shall give written notice (the “Notice of Sale”) to NBM (if NBM is not the Selling Member) and Jefferies (if Jefferies is not the Selling Member), with a copy in each case to the other Members, of the Units subject to such proposed Transfer (the “Offered Units”).

12.1.2        NBM or Jefferies shall have 20 Business Days to evaluate the Offered Units and to make an irrevocable written offer to the Selling Member to purchase all and not less than all of the Offered Units at a specified price. The Selling Member may elect to accept any offer made by NBM or Jefferies, to reject any offer made by either of them; provided that it may not sell to NBM or Jefferies if the offer of the other is for better terms, or the Selling Member may seek a third party offer.

12.1.3        If the Selling Member seeks a third party offer, it shall have 120 days from the time of the delivery of the Notice of Sale to enter into a definitive binding agreement, subject only to required regulatory approvals, with a third party buyer for the Offered Units. The Selling Member may only sell the Offered Units to a third party for a price greater than the higher price offered by NBM or Jefferies (as applicable), and under terms and conditions (payment conditions, representations, warranties, indemnities and holdback/ escrow) not more beneficial to such third party than those terms and conditions offered to NBM or Jefferies (as applicable).

12.1.4        If the Selling Member does not enter into a definitive agreement to sell the Offered Units prior to the expiration of such 120 day period, or changes the amount of Offered Units it intends to sell, it must again comply with the notice and offer requirements of this Section 12.1 prior to offering the Offered Units to any third party.

12.2        Rights of First Refusal.

12.2.1        In the event that the Right of First Offer set forth in Section 12.1 is not exercised, and (a) any Minority Member wishes to Transfer all or any portion of its Units to a Similar Competitor, or (b) NBM wishes to Transfer all or any portion of its Units to an Insufficient Rated Party (in the case of each of the foregoing clauses (a) and (b)), whether on its own initiative or in response to a bona fide offer from any Person, to any Person, (for purposes of this Section 12.2, such Transferring Member being the “Selling Member”), the Selling Member, in addition to complying with Section 12.1, shall give written notice (the “ROFR Notice of Sale”) to NBM (if NBM is not the Selling Member) and/or Jefferies (if Jefferies is not the Selling Member), with a copy in each case to the other Members, of the price and other terms and conditions of such sale for the Units (the “ROFR Offered Units”) to a third party, and the name and address of the proposed transferee (if applicable). The receipt of the ROFR Notice of Sale by NBM or Jefferies, as applicable (the “ROFR Offerees”), shall constitute an offer by the Selling Member to sell the Offered Units to the ROFR Offerees. Such offer, unless revoked by written notice given by the Selling Member to the ROFR Offerees prior to acceptance by ROFR Offerees shall remain outstanding for a period of 20 Business Days after receipt of the ROFR Notice of Sale by ROFR Offerees (the “ROFR Offer Period”). The ROFR Offeree may accept such offer as to all of the ROFR Offered Units by giving written notice to the Selling Member (with a copy to the other Members) (a “ROFR Notice of Purchase”) of its intention to purchase such Offered Units at the same price and on the same terms specified in the ROFR Notice of Sale. If the Selling Member is Jefferies or a Permitted Transferee of Jefferies, the proposed transferee is a Similar Competitor and NBM does not exercise its right of first refusal under this Section 12.2.1, the transferee will not assume Jefferies’s right to approve any of the matters set out on Exhibit B pursuant to Section 7.4.2.

12.2.2        Closing. If the ROFR Offeree gives a ROFR Notice of Purchase for the ROFR Offered Units pursuant to this Section 12.2, the closing of the purchase by ROFR Offeree of the ROFR Offered Units shall take place as soon as reasonably practicable and in no event later than 60 days after the date of such ROFR Notice of Purchase or such longer period of time as may be required to obtain final regulatory approval, which the ROFR Offeree and the Selling Member agree to use their respective commercially reasonable efforts to obtain, at the principal office of the Company, or at such other time and location as the parties to such purchase may mutually determine at the same price and on terms identical in all material respects to the terms as specified in the ROFR Notice of Sale.

12.2.3        Transfer. If, at the close of the ROFR Offer Period, the ROFR Offeree has not given a ROFR Notice of Purchase for all of the Offered Units, or if payment therefor has not been made within 60 days (or such longer period of time as authorized under Section 12.2.2) after receipt of the ROFR Notice of Purchase (or such longer period as authorized under Section 12.2.2) from the ROFR Offeree, the Selling Member shall have 90 days (the conclusion of such period, the “ROFR Final Transfer Date”) in which to Transfer the ROFR Offered Units to the purchaser specified in the ROFR Notice of Sale, if one was specified, at a price not less than 100% of the price specified in the ROFR Notice of Sale and on terms and conditions not materially more favorable to the transferee than the terms and conditions specified in the ROFR Notice of Sale. If the Selling Member is NBM or a Permitted Transferee of NBM, and the purchaser specified in the ROFR Notice of Sale is rated BB or above by S&P or Ba2 by Moody’s, then the Guarantees shall terminate with respect to such Units being sold and be of no further force or effect with respect to such Units being sold following completion of such sale.

12.2.4        New Notice of Sale Required if Reduction in Price. If (a) after the close of the ROFR Offer Period and prior to the consummation of the Transfer permitted by Section 12.2.3, the Selling Member wishes to Transfer the ROFR Offered Units at a price that is lower than 100% of the price stated in the ROFR Notice of Sale or on terms and conditions materially more favorable to the transferee than the price and other terms and conditions contained in the ROFR Notice of Sale or the identity of the proposed transferee shall change, or (b) the Selling Member shall not have completed the proposed Transfer on or before the ROFR Final Transfer Date, then the ROFR Notice of Sale shall be null and void, and the Selling Member shall be required to separately comply with the provisions of this Section 12.2 (including re-offering the ROFR Offered Units to ROFR Offeree on such new terms and conditions, if applicable.)

12.2.5    Remain Subject. Units transferred pursuant to this Section 12.2 shall remain subject to the terms of this Agreement (including this Section 12.2), and such Transfers shall be subject to Section 11.3.

12.2.6    Right to Delegate. ROFR Offeree shall have the right to delegate all or part of its rights and obligations pursuant to this Section 12.1 to any Permitted Transferee or to the Company; provided, however, that in the event that after any such delegation from ROFR Offeree to such Permitted Transferee or the Company, such Permitted Transferee or the Company fails to perform its obligations hereunder in accordance with the provisions of this Section 12.1, ROFR Offeree shall be responsible to perform and complete such Permitted Transferee’s or the Company’s obligations contained in this Section 12.2.

12.3    Tag-Along Rights.

12.3.1    Tag-Along Right. In the event of a Transfer by NBM (or its Permitted Transferees) (a “Tag-Along Sale”) to a Person other than a Permitted Transferee (for purposes of this Section 12.3, the “Proposed Transferee”), each Member other than the Member initiating such Tag-Along Sale (such Member for the purposes of this Section 12.3, the “Initiating Seller”) shall have the right (the “Tag-Along Right”, and each Member electing to exercise its Tag-Along Right, a “Selling Member”) to include in the

Tag-Along Sale a number of Units equal to such Selling Member’s Sale Percentage multiplied by the total number of Units proposed to be Transferred by the Initiating Seller as set forth in the Notice of Proposed Sale. Any Units purchased from a Selling Member pursuant to this Section 12.3 shall be purchased at the same price per Unit and for the same form of consideration, and shall be purchased on the same terms and conditions, as the Units being transferred by the Initiating Seller.

12.3.2        Notice of Proposed Sale. The Initiating Seller shall, not less than 30 days prior to a proposed Tag-Along Sale to which Section 12.3.1 is applicable, give written notice to each other Member of such proposed Tag-Along Sale. Such notice (the “Notice of Proposed Sale”) shall set forth: (a) the number of Units proposed to be Transferred, (b) the name and address of the Proposed Transferee, (c) the maximum and minimum per Unit purchase price or, if not in cash, proposed consideration and the other principal terms and conditions of the proposed Tag-Along Sale, (d) that the Proposed Transferee has been informed of the Tag-Along Right provided for in Section 12.3.1 and has agreed to purchase Units in accordance with the terms of this Section 12.3 and (e) that the Initiating Seller has agreed to consummate the Tag-Along Sale, subject only to any required regulatory approvals, this Section 12.3 and Article 11 of this Agreement.

12.3.3        Exercise of Tag Along Right. The Tag-Along Right may be exercised by a Selling Member by giving written notice to the Initiating Seller (the “Tag-Along Notice”) within 15 days following such Selling Member’s receipt of the Notice of Proposed Sale (the “Tag-Along Period”). Each Member who does not deliver a Tag-Along Notice to the Initiating Seller within the Tag-Along Period shall be deemed to have waived all of such Member’s rights under this Section 12.3 with respect to inclusion of such Member’s Units in such proposed Tag-Along Sale, and the Initiating Seller, subject to the participation of the Selling Members, if any, shall have the right, for a 180- day period after the expiration of the Tag-Along Period (or for such longer period of time as may be required to obtain any final regulatory approvals, which the Initiating Seller agrees to use its commercially reasonable efforts to obtain) to Transfer the Units specified in the Notice of Proposed Sale to the Proposed Transferee at a per Unit purchase price no greater than the maximum (and no less than the minimum) per Unit purchase price set forth in the Notice of Proposed Sale and on other principal terms that are not materially more favorable to the Initiating Seller and the Selling Members than those set forth in the Notice of Proposed Sale.

12.3.4        Irrevocable Offer. The offer of each Selling Member contained in such Selling Member’s Tag-Along Notice shall be irrevocable, and, to the extent such offer is accepted, such Selling Member shall be bound and obligated to Transfer in the proposed Tag-Along Sale on the same terms and conditions, as the Initiating Seller, up to such amount of Units as such Selling Member shall have specified in such Selling Members Tag-Along Notice; provided, however, that (a) if the principal terms of the proposed sale change with the result that the per Unit purchase price shall be less than the minimum per Unit purchase price set forth in the Notice of Proposed Sale to Members or the other principal terms shall be materially less favorable to the Initiating Seller and the Selling Members than those set forth in the Notice of Proposed Sale to Members, each Selling Member shall be permitted to withdraw the offer contained in such Selling Members Tag-

Along Notice and shall be released from such Selling Member’s obligations thereunder, and (b) if at the end of the 180th day following the date of the effectiveness of the Notice of Proposed Sale (or for such longer period of time as may be required to obtain any final regulatory approvals, which the Initiating Seller agrees to use its commercially reasonable efforts to obtain) the Initiating Seller has not completed the proposed Tag-Along Sale, each Selling Member shall be released from the obligations under such Member’s respective Tag-Along Notice, any related Notice of Proposed Sale shall be null and void, and it shall be necessary for separate such notice to be furnished, and the terms and provisions of this Section 12.3 separately complied with, in order to consummate such Tag-Along Sale pursuant to this Section 12.3.

12.3.5        Additional Compliance. If, prior to consummation, the terms of the proposed Tag-Along Sale shall change with the result that the per Unit purchase price shall be greater than the maximum per Unit purchase price set forth in any Notice of Proposed Sale or the other principal terms shall be materially more favorable to the Initiating Seller and the Selling Members than those set forth in such Notice of Proposed Sale, then, unless all Members have exercised their Tag-Along Rights, such Notice of Proposed Sale shall be null and void, and it shall be necessary for a separate such Notice of Proposed Sale to be furnished, and the terms and provisions of this Section 12.3 separately complied with, in order to consummate such proposed Tag-Along Sale pursuant to this Section 12.3.

12.4        Miscellaneous. The following provisions shall be applied to any Transfer to which Section 12.1, 12.2 or 12.3 applies:

12.4.1        Consideration. In the event the consideration to be paid in exchange for the Units in the proposed sale pursuant to Section 12.1, 12.2 or 12.3 includes any securities and the receipt thereof by any Selling Member would require under applicable law (a) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities or (b) the provision to any Selling Member of any information other than such information as a prudent issuer would generally furnish in an offering made solely to Accredited Investors, the Initiating Seller shall be obligated only to use its commercially reasonable efforts to cause such requirements to be complied with to the extent necessary to permit such Selling Member to receive such securities, it being understood and agreed that the Initiating Seller shall not be under any obligation to effect a registration of such securities under the Securities Act or similar statutes. Notwithstanding any provisions of this Section 12.4, if use of commercially reasonable efforts by the Initiating Seller shall not have resulted in such requirements being complied with to the extent necessary to permit such Selling Member to receive such securities, or if regulatory restrictions prevent a Selling Member from holding such securities and the Initiating Seller, after using commercially reasonable efforts, is unable to structure the transaction in a way that meets such regulatory requirements, the Initiating Seller shall cause to be paid to such Selling Member in lieu thereof, against surrender of the Interest which would have otherwise been sold by such Selling Member to the Proposed Transferee in the sale, an amount in cash equal to the fair market value (as determined by the Board of Managers in good faith) of the securities which such Selling Member would otherwise receive as of the date of the issuance of such securities in exchange for Members’ Units. The obligation of the Initiating Seller to use commercially reasonable efforts to cause such requirements to have been complied with to the extent necessary to permit a Selling Member to receive such securities shall be conditioned on such Selling Member executing such documents and instruments, and taking such other actions (including without limitation, if required by the Initiating Seller, agreeing to be represented during the course of such transaction by a “purchaser representative” (as defined in Regulation D) in connection with evaluating the merits and risks of the prospective investment and acknowledging that such Selling Member was so represented), as the Initiating Seller shall reasonably request in order to permit such requirements to be complied with. Unless the Selling Member in question shall have taken all actions reasonably requested by the Initiating Seller in order to comply with the requirements under Regulation D, such Selling Member shall not have the right to require the payment of cash in lieu of securities under this Section 12.4.1.

12.4.2        Cooperation. Each Selling Member in a sale pursuant to Section 12.1, 12.2, or 12.3, as the case may be, whether in its capacity as such or as a Member, member of the Board of Managers, officer or agent of the Company, or otherwise, shall to the fullest extent permitted by law take or cause to be taken all such actions as may be reasonably requested in order expeditiously to consummate each sale pursuant to Section 12.1, 12.2 or 12.3 hereof and any related transactions, including, without limitation, executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with governmental authorities; and otherwise cooperating with the Initiating Seller and the Proposed Transferee; provided, however, that the Selling Members shall be obligated to become liable (severally and not jointly) in respect of any representations, warranties, covenants, indemnities or otherwise to the Proposed Transferee solely to the extent provided in the immediately following sentence, and not to any non-compete or non-solicit or strategic covenant. Without limiting the generality of the foregoing, each Selling Member agrees to execute and deliver such agreements as may be reasonably specified by the Initiating Seller to which the Initiating Seller will also be party, including, without limitation, agreements to (a) make individual representations as to the title to its Interest and the power, authority and legal right to transfer such Interest to the extent such agreements are also made by the Initiating Seller and (b) be liable in respect of any purchase price escrow or adjustment provisions or reduction in purchase price as may apply to Members generally resulting from representations, warranties, covenants and indemnities in respect of the Company to the extent that the Initiating Seller is also liable; provided, however, that, (i) except with respect to individual representations, warranties, covenants, indemnities and other agreements of holders of Units, the aggregate amount of such liability shall not exceed the lesser of (a) such Selling Member’s pro rata portion of any such liability, in accordance with such Selling Member’s portion of the total value of Interests included in the sale or (b) the proceeds to such Selling Member as a result of such sale and (ii) with respect to individual representations, warranties, covenants, indemnities and other agreements of holders of Interests, the aggregate amount of such liability shall not exceed the proceeds to such Selling Member as a result of such sale.

12.4.3        Closing. The closing of a sale pursuant to Section 12.1, 12.2 or 12.3 shall take place at such time and place as the Initiating Seller shall specify by reasonable advance notice to each Selling Member. It is understood and agreed that the Initiating Seller shall not have any liability to any other Member arising from, relating to or in connection with any proposed transaction which has been the subject of a Tag-Along Notice, whether or not such proposed transaction is consummated, other than liability for breach of the applicable provisions of this Agreement.

12.4.4        Remain Subject. Units transferred pursuant to Sections 12.1, 12.2 or 12.3 shall remain subject to the provisions of this Agreement.

12.5        Liquidity Options.

12.5.1        Put.

(a)        Put Notice. Each Minority Member (including for the purposes of this Section 12.5, their respective Permitted Transferees that have become Members) may, by giving written notice (the “Put Notice”) to NBM at any time during a Put Election Period, elect to sell to NBM up to the (x) Put Fraction multiplied by (y) Put Base Amount of such Member (each such Member delivering a Put Notice, for purposes of this Section 12.5, a “Putting Member”, and the number of Units specified in a Put Notice shall be the “Put Units”). All Put Units referred to in a Put Notice shall be valued at Fair Value as determined pursuant to Section 12.5.3. Putting Members with respect to a particular Put Date are referred to herein as the “Put Member(s)”. By delivering a Put Notice, the Putting Member is, subject to Section 12.5.3(e), irrevocably committing to sell to NBM (or the Company, as provided in Section 12.4.2 below) the Put Units specified in the Put Notice. Each Member hereby agrees to be bound by the terms of any Put Notice delivered in accordance with this Agreement.

(b)        Put Period.

(i)        Each Putting Member (together with its respective Permitted Transferees that have become Members) shall be eligible to deliver a Put Notice in accordance with Section 12.5.1(a) (A) during the period commencing on January 1, 2023, and ending on January 31, 2023, and thereafter, annually during each January thereafter (the “Annual Trigger”) and (B) to the extent NBM remains a Member, if a NBM Change of Control occurs, within 60 days of the NBM Change of Control (the “COC Trigger”); provided, however, that upon delivery of notice to the Minority Members that a lender or the agent holding a Permitted Financing Pledge intend to exercise remedies thereunder that will result in an NBM Change of Control (such notice being an “Enforcement Notice”), each Putting Member (together with its respective Permitted Transferees that have become Members) shall instead be required to deliver a Put Notice in accordance with Section 12.5.1(a) within ten Business Days after the date of the Enforcement Notice and any failure to deliver such Put Notice within such ten Business Day period shall be deemed a waiver of the put rights of the Putting Members and their Permitted Transferees pursuant to this Section 12.5.1(b)(i)(B) (it being acknowledged that nothing in this Section shall require any holder of a Permitted Financing Pledge to deliver any Enforcement Notice). Notwithstanding anything to the contrary herein,

(1) no Putting Member may provide a Put Notice pursuant to this Section 12.5.1 with respect to less than 20% of such Putting Member’s Put Base Amount, and (2) if NBM or its Permitted Transferee has notified the Putting Members and their respective Permitted Transferees that such Person has, in good faith, taken steps to sell the Company, the applicable Put Election Period shall be tolled for a period not to exceed 120 days to permit such Person to implement such sale.

(ii)        With respect to USPB, USPB shall also have the right to deliver a Put Notice to NBM at any time during the period commencing on the date on which USPB is no longer obligated to deliver cattle to the Company pursuant to the Cattle Purchase and Sale Agreement (the “Cattle Agreement Trigger”) and ending 180 days thereafter. With respect to New Kleinco, New Kleinco shall also have the right to deliver a Put Notice to NBM at any time during the period commencing on the date on which Klein is no longer employed by the Company (the “Klein Separation Trigger”) and ending 180 days thereafter. Any Trigger is individually referred to herein as a “Put Date” and are collectively referred to here as the “Put Dates.” The applicable period beginning on each Put Date shall be referred to as a “Put Election Period”; provided that if NBM or its Permitted Transferee has notified USPB, NBPCo and New Kleinco and their respective Permitted Transferees that such Person has, in good faith, taken steps to sell the Company, the applicable Put Election Period shall be tolled for a period not to exceed 120 days to permit such Person to implement such sale.

12.5.2        Call.

(a)        Call Notice. NBM (including, for the purposes of this Section 12.5, its Permitted Transferees that have become Members) may, upon the occurrence of a Klein Separation Trigger or the Cattle Agreement Trigger, by giving written notice (the “Call Notice”) to each of USPB or New Kleinco, as applicable, (including for purposes of this Section 12.5, their respective Permitted Transferees that have become Members) following the occurrence of either such Trigger, elect to purchase from New Kleinco or USPB, respectively, all or any portion of the Units held by New Kleinco or USPB, respectively, specified in the Call Notice (each such Member to which NBM delivers a Call Notice, for purposes of this Section 12.5, a “Call Member”, and the Units identified in a Call Notice with respect to a particular Member shall be referred to as “Call Units”). All Call Units referred to in a Call Notice shall be valued at Fair Value as determined pursuant to Section 12.5.3. By delivering a Call Notice, NBM is irrevocably committing to purchase the Call Units from the Call Member. Each Member hereby agrees to be bound by the terms of any Call Notice delivered in accordance with this Agreement.

(b)        Call Period. NBM shall be eligible to deliver a Call Notice in accordance with Section 12.5.2(a) with respect to all or any portion of the Units held by such Member (i) in the case of USPB, at any time (A) during the period commencing on the date of the Cattle Agreement Trigger and ending 180 days thereafter and (B) during the period commencing on the date USPB owns less than 20% of USPB’s Aggregate Units and ending 180 days thereafter, and (ii) in the case of New Kleinco, at any time during the period commencing on the date of the Klein Separation Trigger and ending 180 days thereafter.

The beginning dates of such periods are individually referred to herein as a “Call Date” and are collectively referred to here as the “Call Dates.” The 180-day periods beginning on the Call Dates shall be referred to as a “Call Election Period”; provided that if NBM or its Permitted Transferee has notified USPB and New Kleinco and their respective Permitted Transferees that such Person has, in good faith, taken steps to sell the Company, the applicable Call Election Period shall be tolled for a period not to exceed 120 days to permit NBM to implement such sale.

12.5.3        Determination of Fair Value; Appraisal.

(a)        The Fair Value of the Put/Call Units shall be as of the applicable Put/Call Date, which shall be determined by agreement between NBM, on the one hand, and the Put/Call Member(s) on the other hand, if such agreement can be reached within ten Business Days after the delivery of the Put Notice or Call Notice, as the case may be.

(b)        If NBM and the Put/Call Member(s) are unable to agree on the Fair Value of the Put/Call Units as of the applicable Put/Call Date within such period, NBM and Jefferies or, if (i) USPB is a Putting Member or a Call Member and (ii) Jefferies is not a Putting Member, USPB will each designate an investment bank from the list of advisors identified in the letter agreement, dated as of June 5, 2018, among NBM and the Minority Members (each, a “Valuator”) to determine their estimate of the Fair Value of the Put/Call Units as of the applicable Put/Call Date, such estimate of Fair Value to be delivered by each Valuator no later than 30 Business Days after such Valuator’s engagement.

(i)        If the higher of the estimated Fair Values as determined by the Valuators is equal to or less than 110% of the lower of the estimated Fair Values as determined by the Valuators, then the Fair Value shall be finally determined to be equal to (i) (x) the higher estimate plus (y) the lower estimate divided by (ii) two.

(ii)        If the higher of the estimated Fair Values as determined by the Valuators is greater than 110% of the lower of the estimated Fair Values as determined by the Valuators, then Jefferies shall select a third advisor from a list of five advisors (excluding the Valuators) to be selected by NBM from the list of advisors identified in the letter agreement, dated as of June 5, 2018, among NBM and the Minority Members (the “Resolving Firm”).

(iii)        The Resolving Firm shall determine its estimate of the Fair Value of the Put/Call Units as of the applicable Put/Call Date, such estimate of Fair Value to be delivered by the Resolving Firm each advisor no later than 30 Business Days after such Resolving Firm’s engagement.

(iv)        If the Resolving Firm’s estimate of Fair Value is equal to or between the estimate of Fair Values made by the initial two Valuators, then the Resolving Firm’s estimate of the Fair Value shall be the finally determined Fair Value.

(v)        If the Resolving Firm’s estimate of Fair Value is not between the estimate of Fair Values made by the initial two Valuators, then the finally determined Fair Value shall be equal to (1) (x) the Resolving Firm’s estimate of

Fair Value plus (y) the estimate of Fair Value by the initial Valuator who was closest to the estimate of Fair Value by the Resolving Firm divided by two.

(c)        The determination of estimated Fair Value by the Valuators and/or Resolving Firm shall be final and binding on all parties. In making their determination, each of the Valuators and the Resolving Firm shall rely solely on written submissions made by NBM and any Put/Call Member(s). The “Fair Value” with respect to a Unit shall be the fair market value of a Unit, determined on the basis of the aggregate equity value of the Company, valuing such Unit as a proportionate interest in a going concern, but without discount for marketability, lack of liquidity, minority status or otherwise. The Fair Value shall not take into account the value of the Company or NBM’s Interests, in each case, reflected on NBM’s books and records or financial statements, nor shall it take into account any synergies resulting from exercise of a Put.

(d)        NBM shall pay the cost of the Valuator it appoints, and (i) Jefferies, if Jefferies is a Put Member, or (ii) USPB, if USPB designates a Valuator pursuant to Section 12.5.3(b), as applicable, shall pay for the other Valuator (provided that if (A) (1) Jefferies shall not be a Put Member or (2) the Fair Value is being calculated with respect to the Call Units, and (B) USPB is not designating a Valuator pursuant to Section 12.5.3(b), then the Company shall pay for the second Valuator). The Resolving Firm, if needed, shall be paid by the Company.

(e)        Notwithstanding anything to the contrary herein, once the Fair Value has been determined pursuant to this Section 12.5, if the applicable Minority Member is not satisfied with the Fair Value, such Minority Member may determine not to proceed with the exercise of its put option; provided that if Jefferies did not submit a notice of exercise with respect to the put option, the Minority Members that determine not to proceed with the exercise of the put option shall reimburse the Company for their pro rata portion of the fees and expenses of the Valuator selected by Jefferies.

12.5.4        Sale Notice. Following the establishment of the Fair Value of the Put/Call Units, as of the applicable Put/Call Date, the Put/Call Member(s) shall sell, and NBM shall purchase, all of the Put/Call Units for the Fair Value of the Put/Call Units, without interest, on a date mutually agreed by NBM and the applicable Put/Call Members (the “Pay Date”) that is no later than 180 days following the date that the Put Notice or Call Notice, as the case may be, was received by the applicable Party,

12.5.5        Default by NBM. In the event that NBM (or its Permitted Transferee) does not fulfill its obligations with respect to a Put Notice by a Minority Member, (a) the payment owed by NBM to the applicable Minority Member shall accrue interest at a rate of 12% per annum from the six-month anniversary of the date on which NBM receives the Put Notice until paid in full, (b) beginning on the 12-month anniversary of the date on which NBM receives the Put Notice, the putting Minority Members will be entitled to receive all distributions from the Company that would have otherwise been distributed to NBM; provided that (i) if more than one Minority Member has delivered a Put Notice, each such Minority Member will be entitled to receive its pro rata share of such distributions based on the amount of Units it is putting in relation to the total amount of Units being put by all of the putting Members, and (ii) any such distributions received by a Minority Member will reduce the amount owed by NBM to such Minority Member in connection with the Put Notice on a dollar-for-dollar basis, (c) beginning on the 12-month anniversary of the date on which NBM receives the Put Notice, Jefferies will be entitled to initiate a sale process (including dual sale processes with respect to both (x) and (y) below) to (x) sell the Company or (y) find a third party to purchase NBM’s Units; provided that in the event of a sale process pursuant to this clause (c) (i) Jefferies will have a right of first refusal with respect to any proposed transaction under the same terms and conditions (including price, payment conditions, representations, warranties, indemnities and holdback/escrow) offered by the proposed purchaser, (ii) NBM will be obligated to accept the purchase price resulting from any such sale process, which proceeds will be used to satisfy the outstanding amount owed by NBM with respect to all previously exercised Put Options, including any interest accrued with respect thereto (the “Outstanding Balance”), and (A) if the proceeds from such sale process are in excess of the Outstanding Balance, NBM will retain any such excess proceeds, and (B) if the proceeds from such sale process are less than the Outstanding Balance, NBM will remain liable for any such shortfall, (iii) NBM may terminate such sale process at any time by paying the Outstanding Balance in full, (iv) during such sale process, NBM will retain its management rights in the Company, but will, and will cause the Company to, fully cooperate with Jefferies in support of such sale process and (v) if no offers are received pursuant to such sale process, Jefferies will have the option to either (A) release all claims for the Outstanding Balance in exchange for receipt of NBM’s membership interests or (B) retain the right to pursue NBM for the Outstanding Balance.

13.	DISSOLUTION OF COMPANY

13.1        Termination of Membership. No Member shall resign or withdraw from the Company except that, subject to the restrictions set forth in Article 11, any Member may Transfer its Interest in the Company to a transferee and a transferee may become a Member in place of the Member assigning such Interest.

13.2        Events of Dissolution. The Company shall be dissolved upon the happening of any of the following events: (a) the entry of a decree of judicial dissolution under Section 18-802 of the Act, (b) the written determination of the Members holding two-thirds of the outstanding Units or (c) the disposition of all of the Company’s assets.

13.3        Liquidation. Upon dissolution of the Company for any reason, the Company shall immediately commence to wind up its affairs. A reasonable period of time shall be allowed for the orderly termination of the Company’s business, discharge of its liabilities, and distribution or liquidation of the remaining assets so as to enable the Company to minimize the normal losses attendant to the liquidation process. After the payment of the debts and liabilities of the Company and the establishment of reasonable reserves, any property or assets of the Company, including proceeds from the liquidation thereof, remaining upon the dissolution and liquidation of the Company shall be Distributed to the Members in accordance with Section 5.2.2. A full accounting of the assets and liabilities of the Company shall be taken and a statement thereof shall be furnished to each Member promptly after the distribution of all of the assets of the Company. Such accounting and statements shall be prepared under the direction of the Board of Managers.

13.4        No Action for Dissolution. The Members acknowledge that irreparable damage would be done to the goodwill and reputation of the Company if any Member should bring an action in court to dissolve the Company under circumstances where dissolution is not required by Section 13.2. This Agreement has been drawn carefully to provide fair treatment of all parties and equitable payment in liquidation of the Interests of all Members. Accordingly, except where the Board of Managers has failed to liquidate the Company as required by Section 13.3 and except as specifically provided in Section 18 802 of the Act, each Member hereby waives and renounces its right to initiate legal action to seek dissolution or to seek the appointment of a receiver or trustee to liquidate the Company.

13.5        No Further Claim. Upon dissolution, each Member shall have recourse solely to the assets of the Company for the return of such Member’s capital, and if the Company’s property remaining after payment or discharge of the debts and liabilities of the Company, including debts and liabilities owed to one or more of the Members, is insufficient to return the aggregate Capital Contributions of each Member, such Member shall have no recourse against the Company, the Board of Managers or any other Member.

14.	INDEMNIFICATION

14.1        General. To the fullest extent permitted by law, the Company shall indemnify, defend and hold harmless the Board of Managers and each Manager, each Member, including the Tax Matters Member and Partnership Representative in such Member’s capacities as such (as applicable), and the officers of the Company (all indemnified persons being referred to as “Indemnified Persons” for purposes of this Article 14), from any liability, loss or damage incurred by the Indemnified Person by reason of any act performed or omitted to be performed by the Indemnified Person in connection with the business of the Company, from liabilities or obligations of the Company imposed on such Person by virtue of such Person’s position with the Company, including reasonable attorneys’ fees and costs and any amounts expended in the settlement of any such claims of liability, loss or damage; provided, however, that if the liability, loss, damage or claim arises out of any action or inaction of an Indemnified Person, indemnification under this Section 14.1 shall be available only if (a) either (i) the Indemnified Person, at the time of such action or inaction, determined in good faith that its course of conduct was in, or not opposed to, the best interests of the Company or (ii) in the case of inaction by the Indemnified Person, the Indemnified Person did not intend its inaction to be harmful or opposed to the best interests of the Company and (b) the action or inaction did not constitute fraud or willful misconduct by the Indemnified Person; provided, further, however, that indemnification under this Section 14.1 shall be recoverable only from the assets of the Company, and not from any assets of the Members. The Company shall pay or reimburse reasonable attorneys’ fees of an Indemnified Person as incurred; provided that such Indemnified Person executes an undertaking, with appropriate security if requested by the Board of Managers, to repay the amount so paid or reimbursed in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification under this Article 14. The Company may pay for insurance covering liability of the Indemnified Persons for negligence in operation of the Company’s affairs.

14.2        Exculpation. No Indemnified Person shall be liable, in damages or otherwise, to the Company or to any Member for any loss that arises out of any act performed or omitted to be performed by it, him or her pursuant to the authority granted by this Agreement if (a) either (i) the Indemnified Person, at the time of such action or inaction, determined in good faith that such Indemnified Person’s course of conduct was in, or not opposed to, the best interests of the Company, or (ii) in the case of inaction by the Indemnified Person, the Indemnified Person did not intend such Indemnified Person’s inaction to be harmful or opposed to the best interests of the Company and (b) the conduct of the Indemnified Person did not constitute fraud or willful misconduct by such Indemnified Person.

14.3        Persons Entitled to Indemnity. Any Person who is within the definition of Indemnified Person at the time of any action or inaction in connection with the business of the Company shall be entitled to the benefits of this Article 14 as an Indemnified Person with respect thereto, regardless of whether such Person continues to be within the definition of Indemnified Person at the time of such Indemnified Person’s claim for indemnification or exculpation hereunder.

14.4        Procedure Agreements. The Company may enter into an agreement with any of its officers, or the Managers, setting forth procedures consistent with applicable law for implementing the indemnities provided in this Article 14.

14.5        Duties of Board of Managers. Without limiting applicability of any other provision of this Agreement, including without limitation the other provisions of this Article 14, which shall control notwithstanding anything to the contrary in this Section 14.5, the following provisions shall be applicable to the Board of Managers and the members thereof in their capacity as members of the Board of Managers:

(a)        The Board of Managers and the Managers and the decisions of the Board of Managers shall have the benefit of the business judgment rule to the same extent as the Board of Managers, such members and such decisions would have the benefit of such rule if the Board of Managers were a board of directors of a Delaware corporation.

(b)        Except as set forth in Section 14.7.3, the Managers shall have the same duties of care and loyalty as such Persons would have if such Persons were directors of a Delaware corporation but in no event shall any Manager be liable for any action or inaction for which exculpation is provided under Section 14.2.

14.6        Interested Transactions. To the fullest extent permitted by law, no member of the Board of Managers shall be deemed to have breached his duty of loyalty to the Company or the Members (and such member of the Board of Managers shall not be liable to the Company or to the Members for breach of any duty of loyalty or analogous duty) with respect to any action or inaction in connection with or relating to any transaction that was approved in accordance with Section 6.11.

14.7        Fiduciary and Other Duties.

14.7.1        An Indemnified Person acting under this Agreement shall not be liable to the Company or to any other Indemnified Person for his, her or its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties (including fiduciary duties) and liabilities of an Indemnified Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Indemnified Person.

14.7.2        Notwithstanding any other provision of this Agreement or otherwise applicable law, whenever in this Agreement an Indemnified Person is permitted or required to make a decision (a) in his, her or its discretion or under a grant of similar authority, the Indemnified Person shall be entitled to consider only such interests and factors as such Indemnified Person desires, including his, her or its own interests, and shall, to the fullest extent permitted by applicable law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person, or (b) in his, her or its good faith or under another express standard, the Indemnified Person shall act under such express standard and shall not be subject to any other or different standards.

14.7.3        Notwithstanding any other provision of this Agreement or otherwise applicable law, other than corporate opportunities belonging to the Company, which shall be only acquiring any interest in any cattle slaughtering facilities in the United States (unless such corporate opportunity is waived by a vote of the Board of Managers, which vote shall include a majority of the Managers not appointed by Jefferies or NBM, as applicable), NBM and Jefferies (or any of their Affiliates) may each engage in any other business activities whatsoever and engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business conducted or proposed to be conducted by the Company or any of its Affiliates, and none of the Company, any of its Affiliates or any other Member (including such other Member’s Affiliates) shall have any rights in, with respect to, or to be informed of such other business activities or ventures or the income or profits derived therefrom. Other than corporate opportunities belonging to the Company, which shall be only acquiring any interest in any cattle slaughtering facilities in the United States (unless such corporate opportunity is waived by a vote of the Board of Managers, which vote shall include a majority of the Managers not appointed by Jefferies or NBM, as applicable), NBM or Jefferies (or any of their Affiliates) shall not be obligated to present any business or investment opportunity to the Company or its Affiliates even if such opportunity is of a character that, if presented to the Company or such Affiliates, could be taken by the Company or such Affiliates, and NBM or Jefferies (or any of their Affiliates) shall have the right to take for its own account (individually or as a partner, member, shareholder, fiduciary or otherwise) or to recommend to any other Person any such particular business or investment opportunity.

15.	REPRESENTATIONS AND COVENANTS BY THE MEMBERS

Each Member hereby represents and warrants to, and agrees with, the Board of Managers, the other Members and the Company as follows:

15.1        Investment Intent. Such Member is acquiring such Member’s Interest with the intent of holding the same for investment for such Member’s own account and without the intent or a view of participating directly or indirectly in any distribution of such Interests within the meaning of the Securities Act or any applicable state securities laws.

15.2        Securities Regulation. Such Member acknowledges and agrees that such Member’s Interest is being issued and sold in reliance on the exemption from registration under the Securities Act and exemptions contained in applicable state securities laws, and that such Member’s Interest cannot and will not be sold or transferred except in a transaction that is exempt under the Securities Act and applicable state securities laws or pursuant to an effective registration statement under the Securities Act and applicable state securities laws. Such Member understands that such Member has no contractual right for the registration under the Securities Act of such Member’s Interest for public sale and that, unless such Member’s Interest is registered or an exemption from registration is available, such Member’s Interests may be required to be held indefinitely.

15.3        Knowledge and Experience. Such Member has such knowledge and experience in financial, tax and business matters as to enable such Member to evaluate the merits and risks of such Member’s investment in the Company and to make an informed investment decision with respect thereto.

15.4        Economic Risk. Such Member is able to bear the economic risk of such Member’s investment in such Member’s Interest.

15.5        Binding Agreement. Such Member has all requisite power and authority to enter into and perform this Agreement and this Agreement is and will remain such Member’s valid and binding agreement, enforceable in accordance with its terms (subject, as to the enforcement of remedies, to any applicable bankruptcy, insolvency or other laws affecting the enforcement of creditors rights).

15.6        Tax Position. A Member will not take a position on such Member’s tax returns, in any claim for refund or in any administrative or legal proceedings that is inconsistent with this Agreement or with any information return filed by the Company unless such Member provides prior written notice to the Company and consults with and considers in good faith the suggestions of the Company with respect to such position.

15.7        Information. Such Member has received all documents, books and records pertaining to an investment in the Company requested by such Member. Such Member has had a reasonable opportunity to ask questions of and receive answers concerning the Company, and all such questions have been answered to such Member’s satisfaction.

15.8        Licenses and Permits. Such Member will cooperate in providing such information, in signing such documents and in taking any other action as may reasonably be requested by the Company in connection with obtaining any foreign, federal, state or local license or permit needed to operate its business or the business of any entity in which the Company invests.

16.	COMPANY REPRESENTATIONS

In order to induce the Members to enter into this Agreement and to make the Capital Contributions contemplated hereby, the Company hereby represents and warrants to each Member as follows:

16.1        Duly Formed. All action of the Company necessary to authorize the effectiveness of this Agreement has been taken. The Company has been duly formed and is validly existing limited liability company under the Act, with all necessary power and authority under the Act to issue the Interests issued to the Members hereunder.

16.2        Valid Issue. The Interests issued to the Members have been duly and validly issued, and no liability for any additional Capital Contributions or for any obligations of the Company will attach thereto.

17.	AMENDMENTS TO AGREEMENT

17.1        Amendments. This Agreement may be modified or amended with the prior written consent of the Board of Managers, subject to Sections 6.6 and 7.4.2. Notwithstanding the foregoing provisions of this Section 17.1: (1) this Section 17.1 may not be amended without the approval of each Member; and (2) other provisions of this Agreement may not be amended without the approval of each Member affected if the amendment (a) would reduce any such Member’s Interests or would reduce the allocation to such Member of Net Profit or Net Loss, or would reduce the Distributions of cash or property to such Member from that which is provided or contemplated herein, unless such amendment treats all Members ratably based on their Interests and such amendment is being executed to reflect (i) any dilution in such Member’s Interest resulting from the issuance of Units contemplated by Article 3 or (ii) the admission of a new Member pursuant to Article 11; or (b) would increase such Person’s obligation to make Capital Contributions or obligation with respect to other liabilities. Sections 14.1, 14.2 and 14.3 of this Agreement may not be amended in a manner to reduce or restrict the indemnification rights provided in Sections 14.1, 14.2 and 14.3 unless any Indemnified Person that is a Member has consented; provided, however that such indemnification rights with respect to any officer or manager of the Company may be so amended, on a prospective basis with respect to acts occurring after the date of such amendment only, upon 30 days prior written notice to such officer. All proposed amendments to this Agreement will be sent to each Member within a reasonable period of time prior to being presented for approval whether by the Board of Managers or the Members and also promptly after the effectiveness thereof.

17.2        Corresponding Amendment of Certificate of Formation. The Board of Managers shall cause to be prepared and filed any amendment to the Certificate of Formation that may be required to be filed under the Act as a consequence of any amendment to this Agreement.

17.3        Binding Effect. Any modification or amendment to this Agreement pursuant to this Article 17 shall be binding on all Members.

18.	GENERAL

18.1        Successors; Delaware Law; Etc. This Agreement: (a) shall be binding upon the executors, administrators, estates, heirs and legal successors and permitted assigns of the Members, (b) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws, and (c) may be executed in more than one counterpart (including by electronic transmission or attachment to e-mail), all of which together shall constitute one agreement. This Agreement constitutes the entire agreement among the parties with respect to the formation of, and the terms and conditions relating to the management, operation, business and affairs of, the Company, and supersedes all prior oral and written, and all contemporaneous oral, understandings, negotiations and agreements with respect to the subject matter hereof.

18.2        Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery or receipt (which may be evidenced by a return receipt if sent by registered mail or by signature if delivered by courier or delivery service), addressed (a) if to any Member, at the address of such Member set forth in the records of the Company or at such other address as such Member shall have furnished to the Company in writing as the address to which notices are to be sent hereunder and (b) if to the Company or to the Board of Managers to it at: 12200 N. Ambassador Drive, Kansas City, MO 64163, with copies to (i) Jefferies (which copy shall not constitute notice to Jefferies) at 520 Madison Avenue, New York, NY 10022, Attention: President and (ii) NBM Ultimate Parent (which copy shall not constitute notice to NBM or NBM Ultimate Parent) at Rua Queiroz Filho, 1.560 – Torre Sabiá, 3º andar - Vila Hamburguesa, CEP: 05319-000 - São Paulo – Brazil, Attention: Legal Vice-President.

18.3        Execution of Documents. From time to time after the Effective Date, upon the request of the Board of Managers, each Member shall perform, or cause to be performed, all such additional acts, and shall execute and deliver, or cause to be executed and delivered, all such additional instruments and documents, as may be required to effectuate the purposes of this Agreement. Each Member, including each new and substituted Member, by the execution of this Agreement or by agreeing in writing to be bound by this Agreement, irrevocably constitutes and appoints the Board of Managers or any Person designated by the Board of Managers to act on such Member’s behalf for purposes of this Section 18.3 as such Member’s true and lawful attorney-in-fact with full power and authority in such Member’s name and stead to execute, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out this Agreement, including:

(a)        all certificates and other instruments (specifically including counterparts of this Agreement), and any amendment thereof, that the Board of Managers deems appropriate to qualify or to continue the Company as a limited liability company in any jurisdiction in which the Company may conduct business or in which such qualification or continuation is, in the opinion of the Board of Managers, necessary to protect the limited liability of the Members;

(b)        all amendments to this Agreement adopted in accordance with the terms hereof and all instruments that the Board of Managers deems appropriate to reflect a change or modification of the Company in accordance with the terms of this Agreement; and

(c)        all conveyances and other instruments that the Board of Managers deems appropriate to reflect the dissolution of the Company.

The appointment by each Manager or any Person designated by the Board of Managers to act on its behalf for purposes of this Section 18.3 as such Member’s attorney-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Members under this Agreement will be relying upon the power of the Board of Managers to act as contemplated by this Agreement in any filing and other action by him, her or it on behalf of the

Company, and shall survive the bankruptcy, dissolution, death, adjudication of incompetence or insanity of any Member giving such power and the transfer or assignment of all or any part of such Member’s Interests; provided, however, that in the event of a Transfer by a Member of all of its Interest, the power of attorney given by the transferor shall survive such assignment only until such time as the transferee shall have been admitted to the Company as a substituted Member and all required documents and instruments shall have been duly executed, filed, and recorded to effect such substitution.

18.4        Consent to Jurisdiction. Each of the parties agrees that all actions, suits or proceedings arising out of or based upon this Agreement or the subject matter hereof shall be brought and maintained exclusively in the federal courts located in the State of Delaware. Each of the parties by execution hereof (a) hereby irrevocably submits to the jurisdiction of the federal courts located in the State of Delaware for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof and (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that such party is not subject personally to the jurisdiction of the above-named court, that he or it is immune from extraterritorial injunctive relief or other injunctive relief, that such party’s property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in one of the above-named court should be dismissed on the grounds of forum non conveniens, should be transferred to any court other than one of the above-named court, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named court, or that this Agreement or the subject matter hereof may not be enforced in or by any of the above-named court. Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of Delaware, agrees that service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to Section 18.2 hereof is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with Section 18.2 hereof does not constitute good and sufficient service of process. The provisions of this Section 18.4 shall not restrict the ability of any party to enforce in any court any judgment obtained in the federal courts located in the State of Delaware.

18.5        Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE COMPANY AND EACH MEMBER HEREBY WAIVES, AND COVENANTS THAT SUCH PERSON WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.

18.6        Specific Enforcement; Remedies; Waiver. Each party hereto acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and each Member shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this

Agreement and its terms and provisions in any action instituted to enforce the provisions hereof. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party will not preclude or waive such party’s right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise. Neither any failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Laws, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be waived by a party, in whole or in part, unless made in a writing signed by the party against whom such waiver is sought to be enforced; (b) a waiver given by a party will only be applicable to the specific instance for which it is given; and (c) no notice to or demand on a party will (i) waive or otherwise affect any obligation of that party or (ii) affect the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

18.7        Severability. If any provision of this Agreement is determined by a court to be invalid or unenforceable, that determination shall not affect the other provisions hereof, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein. Such invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

18.8        Table of Contents, Headings. The table of contents and headings used in this Agreement are used for administrative convenience only and do not constitute substantive matter to be considered in construing this Agreement.

18.9        No Third Party Rights. Except for the provisions of Section 7.15, the provisions of this Agreement are for the benefit of the Company, the Board of Managers and the Members and no other Person, including creditors of the Company, shall have any right or claim against the Company, the Board of Managers or any Member by reason of this Agreement or any provision hereof or be entitled to enforce any provision of this Agreement.

[REMAINDER OF THIS PAGE BLANK]

THE PARTIES HAVE EXECUTED THIS AGREEMENT AS OF THE EFFECTIVE DATE.

JEFFERIES FINANCIAL GROUP INC.

(F/K/A LEUCADIA NATIONAL CORPORATION)

By: /s/ Michael J. Sharp
Name: Michael J. Sharp
Title: EVP, General Counsel

[Signature Page to Third Amended and Restated Limited Liability Company Agreement of National Beef Packing Company, LLC]

U.S. PREMIUM BEEF, LLC

By: /s/ Stanley Linville
Name: Stanley Linville
Title: CEO

[Signature Page to Third Amended and Restated Limited Liability Company Agreement of National Beef Packing Company, LLC]

NBPCO HOLDINGS, LLC

By: /s/ Rich Jochum
Name: Rich Jochum
Title: Manager, Beef Products, Inc., VP, General Counsel

[Signature Page to Third Amended and Restated Limited Liability Company Agreement of National Beef Packing Company, LLC]

TMK HOLDINGS, LLC

By: /s/ Timothy M. Klein
Name: Timothy M. Klein
Title: Manager

[Signature Page to Third Amended and Restated Limited Liability Company Agreement of National Beef Packing Company, LLC]

NBM US HOLDINGS, INC.

By: /s/ Jose Eduardo de Oliveira Miron
Name: Jose Eduardo de Oliveira Miron
Title: President

[Signature Page to Third Amended and Restated Limited Liability Company Agreement of National Beef Packing Company, LLC]

NATIONAL BEEF PACKING COMPANY, LLC

By: /s/ Simon P. McGee
Name: Simon P. McGee
Title: Chief Financial Officer

[Signature Page to Third Amended and Restated Limited Liability Company Agreement of National Beef Packing Company, LLC]

Exhibit A

MEMBERS OF THE COMPANY, CAPITAL CONTRIBUTIONS AND ISSUED UNITS AND PERCENTAGE INTEREST

Member	Units	Capital Contributions[1]	Percentage Interest
NBM	5,448.40	$129,266,974	51.0000%
Jefferies	3,330.09	$79,008,735	31.1715%
USPB	1,610.26	$38,204,474	15.0729%
NBPCo	224.71	$5,331,376	2.1034%
New Kleinco	69.68	$1,653,096	0.6522%
TOTAL	10,683.14	$253,464,655	100%

1 Consistent with Section 3.1, the amount of Capital Contributions set forth opposite each Member’s name reflects that Member’s pro rata share, by Percentage Interest, of all Capital Contributions made by all Members to the Company (including, with respect to any Member that purchased its Units from another Member, the Capital Contributions that had been made by that other Member). Each Member’s Capital Account shall be computed and adjusted pursuant to the terms of the Agreement and may differ from the amount shown in this column.

Exhibit B

ITEMS REQUIRING JEFFERIES/NBM APPROVAL

●	Approval of any capital expenditures in excess of $60 million in the aggregate in any Fiscal Year;

●	Public offerings or material acquisitions, mergers, joint ventures or similar transactions by the Company to the extent not included in the annual Capex budget;

●	Sale, lease, license or other disposition of substantially all of the assets of the Company;

●	Related party transactions by the Company that are (a) on an arm’s length basis and would result in annual payments by or to the Company in excess of $5,000,000 or (b) not on an arm’s length basis;

●	Fundamental changes in the scope of the Company’s business;

●	Amendments to the Company’s Certificate of Formation or Limited Liability Company Agreement;

●	Issuance by the Company of equity securities or other convertible securities;

●	Incurrence of debt by the Company in excess of the Company’s existing lines of credit on the Effective Date;

●	Non-pro rata payment of dividends, Distributions and other payments by the Company to any Member of the Company (including in consideration for the redemption or repurchase of any Units);

●	Appointment or removal of the Company’s auditors (to the extent the appointment is of an auditor that is not one of the following auditors: Deloitte, PricewaterhouseCoopers, Ernst & Young, KPMG, BDO International and Grant Thornton);

●	Any appointment or removal of the Company’s tax accountants;

●	Any reduction to the Company’s Tax Distribution rate to less than 54%; provided that Jefferies must provide an economic justification in order to veto such a reduction; provided, further, that maximizing cash distributions to Members shall be a valid economic justification;

●	Any splits, Distributions, combinations, subdivisions, recapitalizations or similar changes to the capitalization of the Company;

●	Any conversion of the Company from a limited liability company, any change in the Company’s status as a partnership for U.S. federal income tax purposes; and

●	Any settlement or compromise of any tax audit, dispute or controversy or proceeding relating to the Company with a taxing authority, and any tax election that is inconsistent with past practice and not required by applicable law, that would reasonably be expected to have a material, adverse and disproportionate effect on Jefferies, versus NBM and the other Members.